ACQUISITION AGREEMENT

dated as of

June 20, 2000

Amended and Restated as of

October 2, 2000

among

ALLIANCE CAPITAL MANAGEMENT L.P.,

ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.,

ALLIANCE CAPITAL MANAGEMENT LLC,

SANFORD C. BERNSTEIN INC.,

BERNSTEIN TECHNOLOGIES INC.,

SCB PARTNERS INC.,

SANFORD C. BERNSTEIN & CO., LLC,

and

SCB LLC

ACQUISITION AGREEMENT

            AGREEMENT dated as of June 20, 2000 and amended and restated as of October 2, 2000 among Alliance Capital Management L.P., a Delaware limited partnership (“Buyer”), Alliance Capital Management Holding L.P., a Delaware limited partnership (“Alliance Holding”), Alliance Capital Management LLC (“ACM LLC”), a Delaware limited liability company, Sanford C. Bernstein Inc., a Delaware corporation (“Seller”), Bernstein Technologies Inc., a California corporation (“BTI”), SCB Partners Inc., a New York corporation (“SCB Partners”), Sanford C. Bernstein & Co., LLC, a Delaware limited liability company (“BD LLC”), and SCB LLC, a Delaware limited liability company (“ADV LLC”).

W  I  T  N  E  S  S  E  T  H :

            WHEREAS, Buyer, Alliance Holding, Seller and BTI are parties to an Acquisition Agreement dated as of June 20, 2000 (the “Original Agreement”);

            WHEREAS, the parties desire to amend the Original Agreement for the following purposes and do not intend to modify the terms of the Original Agreement other than as necessary to achieve the following purposes: (1) to include ACM LLC, SCB Partners, BD LLC and ADV LLC as parties, (2) to insure the economic consequences contemplated by the Original Agreement and herein and (3) to provide that Buyer will acquire SCB New York’s investment advisory business by purchasing the Equity of ADV LLC rather than by purchasing the assets and assuming the liabilities associated with the investment advisory business of SCB New York (as defined herein), as was contemplated by the Original Agreement;

            WHEREAS, in order to set forth in one document, for the convenience of the parties, the text of the Original Agreement as amended by the amendments to be made upon the effectiveness hereof, the Original Agreement will, upon the effectiveness hereof, be amended and restated to read in full as set forth herein;

            WHEREAS, the Companies (as herein defined) (other than ADV LLC) are wholly owned direct Subsidiaries (as herein defined) of Seller, ADV LLC is a wholly owned direct subsidiary of SCB New York, Seller is an S corporation within the meaning of the Code, and SCB New York, BTI and SCB Partners are each qualified subchapter S subsidiaries within the meaning of the Code;

            WHEREAS, pursuant to the Original Agreement,  (1) the Seller has organized SCB Partners as a new New York corporation and a direct wholly owned Subsidiary of Seller; (2) SCB Partners has organized BD LLC as a new Delaware limited liability company and a direct wholly owned Subsidiary of SCB Partners; (3) SCB New York has organized ADV LLC as a new Delaware limited liability company and a direct wholly owned Subsidiary of SCB New York; and (4) the Buyer has organized ACM LLC as a new wholly owned Delaware limited liability company;

            WHEREAS, the Companies are engaged in the business of providing investment advisory and broker dealer services to a variety of institutional and individual clients;

            WHEREAS, concurrently with the execution and delivery of the Original Agreement, certain stockholders of Seller who own, in the aggregate, more than 80% of the outstanding voting securities of Seller entered into Voting Agreements (as herein defined) with Buyer;

            WHEREAS, concurrently with the execution and delivery of the Original Agreement, AXA Financial (as herein defined), which owns ACMC (as herein defined), the general partner of Buyer and Alliance Holding, entered into (i) a Financing Agreement with Buyer pursuant to which AXA Financial agreed to finance the Cash Purchase Price, (ii) a Purchase Agreement with Seller and Buyer pursuant to which AXA Financial agreed to purchase the Acquired Units at such times and on such terms and conditions as specified therein (the “Purchase Agreement”) and (iii) a Letter Agreement with Seller pursuant to which AXA Financial agreed to elect or cause the election of Messrs. Sanders and Hertog to the Board of Directors of ACMC for a minimum of three years from the Closing Date;

            WHEREAS, concurrently with the execution and delivery of the Original Agreement, Buyer entered into employment agreements with each of the following individuals: Sanders, Hertog, Andrew S. Adelson, Marilyn G. Fedak and Michael L. Goldstein;

            WHEREAS, on the terms and subject to the conditions set forth herein, Buyer and Seller desire to effect the following series of transactions: (1) the transfer by Seller to SCB Partners of the Equity of each of SCB Australia, SCB United Kingdom, SCB New York and the Purchased Investments (as defined below); (2) the merger of SCB New York with and into BD LLC; (3) the transfer and delivery by BD LLC to ADV LLC of the Designated ADV LLC Transferred Assets and the assumption by ADV LLC of the Designated ADV LLC Assumed Liabilities; (4) the sale by BD LLC, and the purchase by Buyer, of the Equity of ADV LLC; (5) the instruction by BD LLC to Buyer to transfer the ADV Cash Consideration and the ADV Units Consideration on BD LLC’s behalf directly to SCB Partners; (6) the sale by BTI, and the purchase by Buyer, of the BTI Purchased Assets and the assumption by Buyer of the BTI Assumed Liabilities (in each case as defined below) for cash; (7) the Dividend Distribution; and (8) after the transactions contemplated in clauses (1) to (6), (A) the sale by SCB Partners, and the purchase by Buyer, of the Equity of SCB United Kingdom and SCB Australia and the Purchased Investments, in each case for cash and Buyer Units, (B) the instruction by Buyer to Seller to cause SCB Partners to convey to Alliance Delaware (as defined below) on Buyer’s behalf the Equity of SCB Australia and SCB United Kingdom that Buyer acquired pursuant to this Agreement; (C) the sale by SCB Partners, and the purchase by Buyer, of the Buyer Interest (as defined below) for Buyer Units, (D) the instruction by Buyer to Seller to cause SCB Partners to convey to ACM LLC on Buyer’s behalf the Buyer Interest that Buyer acquired pursuant to this Agreement and (D) the sale by SCB Partners, and the purchase by ACM LLC, of the Buyer LLC Interest (as defined below) for cash.

            NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

             SECTION 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

            “ACMC” means Alliance Capital Management Corporation, a Delaware corporation.

            “Acquired Units” means the Buyer Units that SCB Partners is acquiring directly or indirectly pursuant to this Agreement, provided that, for purposes of Section 5.10, “Acquired Units” shall also refer to any securities or other interests of Buyer, Alliance Holding or any of their successors issued, exchanged or otherwise received, directly or indirectly, in respect of any Acquired Units.

            “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for, or any indication of interest in, a merger, consolidation, share exchange, business combination, sale of a significant portion of all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Seller or any of the Companies or any proposal, offer or indication of interest to acquire, directly or indirectly, any equity interest in, any voting securities of, or a significant portion of the assets of, Seller or any of the Companies, other than the transactions contemplated by this Agreement.

            “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Companies shall be considered an Affiliate of Seller.

            “Alliance Delaware” means Alliance Capital Management Corporation of Delaware, a Delaware corporation and a wholly owned direct subsidiary of Buyer.

            “Alliance Holding Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Alliance Holding dated as of October 29, 1999.

            “Anniversary Period” means a twelve month period beginning on the Closing Date or an annual anniversary thereof.

            “Appraisal” means a determination by (1) BDO Seidman LLP of the value (as of June 20, 2000) of (x) the BTI Purchased Assets together with the BTI Assumed Liabilities, (y) the Designated ADV LLC Transferred Assets together with the Designated ADV LLC Assumed Liabilities and (z) the Equity of SCB Australia, the Equity of SCB United Kingdom, the Purchased Investments and, after the sale and purchase of the BTI Purchased Assets, the transfer of the Designated ADV LLC Transferred Assets, the assumption of the Designated ADV LLC Assumed Liabilities and the Dividend Distribution, the Equity of BD LLC; (2) if within 30 days upon receipt of such BDO Seidman LLP determination, KPMG LLP, at the request of Buyer, delivers a notice to BDO Seidman LLP and Seller disagreeing with such determination and offers its own determination of such value, such KPMG LLP determination; and (3) if BDO Seidman LLP disagrees with such KPMG LLP determination, such determination as made within 30 days of the KPMG LLP determination (but in no event less than 5 days before the Closing Date) by an independent appraiser to be mutually agreed upon by BDO Seidman LLP and KPMG LLP.  Any reference to the value of the Equity of ADV LLC as determined pursuant to the Appraisal shall be a reference to the value determined pursuant to the Appraisal of the Designated ADV LLC Transferred Assets net of the Designated ADV LLC Assumed Liabilities.

            “AXA Financial” means AXA Financial, Inc.,  a Delaware corporation.

            “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

            “Buyer Balance Sheet Date” means December 31, 1999.

            “Buyer Interest Rate” means a rate per annum equal to the ACM Institutional Reserves, Inc.–Prime Portfolio yield for October 1, 2000.

            “Buyer Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Buyer dated as of October 29, 1999.

            “Buyer Transaction Agreements” means the Transaction Agreements to which the Buyer is a party.

            “Buyer Units” means units representing limited partnership interests in Buyer.

            “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

            “Client Contract” means any agreement entered into by Seller or any of the Companies for the provision of investment advice (as defined by the Investment Advisers Act) to any Advisory Client.

            “Closing Date” means the date of the Closing.

            “Common Stock” means (i) with respect to Seller, its common stock, par value $.01 per share; (ii) with respect to SCB New York, as of June 20, 2000, its common stock par value $.01 per share; (iii) with respect to BTI, its common stock, par value $.001 per share; (iv) with respect to SCB Australia, its share capital, par value AUS$1.00 per share; and (v) with respect to SCB United Kingdom, its share capital, par value £1.00 per share.

            “Companies” means SCB New York, BTI, SCB United Kingdom, SCB Australia and ADV LLC; and “Company” means any one of the foregoing; provided, however, that prior to the date of its formation ADV LLC is not included in the Companies.

            “Confidentiality Agreements” means the two confidentiality agreements between Buyer and Seller each dated May 11, 2000.

            “Damages” means any damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding), provided that the term “Damages” does not include any such damages, losses, liabilities and expenses which total in the aggregate less than $50,000 with respect to a single Warranty Breach or any group of related Warranty Breaches arising out of the same or similar facts or events.

            “Deferred Compensation Plan” means the deferred compensation plan adopted by Buyer as of the Closing Date, the terms of which shall be consistent with the term sheet attached hereto as Exhibit A.

            “Designated ADV LLC Assumed Liabilities” means the debts, obligations, contracts and liabilities (including all Employee Plans other than the Principals’ Profit-Sharing Pool) of SCB New York and, following the Merger, BD LLC as designated by Buyer by notice to Seller prior to Closing.

            “Designated ADV LLC Excluded Assets” means the assets, properties and business of SCB New York and, following the Merger, BD LLC as designated by Buyer by notice to Seller prior to Closing.

            “Designated ADV LLC Excluded Liabilities” means the debts, obligations, contracts and liabilities (including the Principals’ Profit-Sharing Pool) of SCB New York and, following the Merger, BD LLC as designated by Buyer by notice to Seller prior to Closing.

            “Designated ADV LLC Transferred Assets” means the assets, properties and business (including all assets set aside under any Employee Plans, other than the Principals’ Profit-Sharing Pool) (other than the Designated ADV LLC Excluded Assets) of SCB New York and, following the Merger, BD LLC as designated by Buyer by notice to Seller prior to Closing.

            “Disclosure Letter” means the disclosure letter of Seller dated June 20, 2000 and delivered to Buyer in connection with the Original Agreement.

            “Dividend Distribution” means the distribution to SCB Partners by BD LLC of the cash and Buyer Units received by BD LLC from Buyer in exchange for the Equity of ADV LLC.

            “Eligible Seller Employees” means individuals employed by Buyer or its Subsidiaries or any Affiliate of Buyer or its Subsidiaries on or after the Closing Date who are stockholders of Seller or participants in the Principals’ Profit-Sharing Pool as of the Closing Date and their replacements.

            “Employment Agreements” means the employment agreements dated June 20, 2000 between Buyer and each of Sanders, Hertog, Andrew S. Adelson, Marilyn G. Fedak and Michael L. Goldstein.

            “Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority, whether now or hereafter in effect, relating to human health and safety as it relates to Hazardous Substances, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

            “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of any Company as currently conducted.

            “Equity” means all outstanding shares of capital stock or other equity interests, including limited liability company membership interests, of the Companies (or, as the case may be, any applicable Company).

            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

            “Excluded BTI Assets” means (i) all Tax Assets of BTI, (ii) all receivables arising from the licensing of any intangible property of BTI to any licensee accrued as of the Closing and (iii) any indebtedness of Seller or any of its Affiliates, other than an Acquired Company to BTI.

            “Executive Committee” means the Management Compensation Committee of Buyer, to be renamed the Executive Committee in accordance with Section 6.03(b).

            “Financial Services Act 1986" means the United Kingdom Financial Services Act 1986.

            “Financing Agreement” means the financing agreement between AXA Financial and Buyer dated as of June 20, 2000.

            “General Seller Employees” means individuals employed by Buyer or its Subsidiaries or any Affiliate of Buyer or its Subsidiaries on or after the Closing Date who are employees (but not stockholders or principals) of Seller or the Companies as of the Closing Date and their replacements and additions, if any.

            “Going Private Transaction” means a transaction or series of transactions that has the effect of causing, either directly or indirectly, the Public Units to be neither listed on any national securities exchange nor authorized to be quoted on the inter-dealer quotation system of any registered national securities association.

            “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

            “Hertog” means Roger Hertog, an individual.

            “HSR Act” means the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended.

            “Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi  all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

            “International Plan” means each employment, severance, consulting or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage, health, medical or dental benefits, employee assistance program disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits which is maintained primarily for the benefit of employees of the Companies who are based outside the United States.

            “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

            “Investment Company Act” means the Investment Company Act of 1940, as amended.

            “Investment Contract” means each contract or agreement in effect to which Seller or any of the Companies is a party pursuant to which Seller or any of the Companies provides Investment Management Services to any Advisory Client.

            “Investment Management Services” means investment management, investment advisory, investment sub-advisory, research, administrative or related services.

            “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to any of the Companies.

            “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of any security).  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

            “Material Adverse Effect” means (a) with respect to Seller and/or the Companies, as the case may be, a material adverse effect on the financial condition, business or results of operations of the Companies, taken as a whole (in the case of the Companies) or the Seller and the Companies, taken as a whole (in the case of Seller), provided, however, that any such effect primarily attributable to any of the following shall be excluded from any determination as to whether a Material Adverse Effect exists: (i) a decline in the securities markets or in general economic conditions; (ii) a decline in any assets under management with respect to which the Companies serve as investment adviser or sub-adviser; or (iii) a change or development in the investment management industry generally or the business of broker-dealers generally or any change in law, rule or regulation affecting such industries; and (b) with respect to Buyer, its Subsidiaries and Alliance Holding, a material adverse effect on the financial condition, business or results of operations of Buyer, its Subsidiaries and Alliance Holding, taken as a whole, provided, however, that any such effect primarily attributable to any of the following shall be excluded from any determination as to whether a Material Adverse Effect exists: (i) a decline in the securities markets or in general economic conditions; (ii) a decline in any assets under management with respect to which Buyer or its Subsidiaries serves as investment adviser or sub-adviser; or (iii) a change or development in the investment management industry generally or any change in law, rule or regulation affecting such industry.

            “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            “Overall Cash Percentage” means the ratio of (i) the Cash Purchase Price to (ii) an amount equal to the sum of the Cash Purchase Price and the value of the Units Purchase Price determined using the value assigned to the Units in Section 2.05(f).

            “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by any Company.

            “Permit” means a governmental license, permit, certificate, approval, registration, qualification or other similar authorization affecting, or relating in any way to, the assets or business of the Companies.

            “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            “Principals’ Profit-Sharing Pool” means the Principals’ Profit-Sharing Pool adopted by Seller for the benefit of certain employees of the Companies as in effect on June 20, 2000, as it may be amended or restated from time to time by Seller in its sole discretion without the consent of Buyer.

            “Public Units” means units representing assignments of beneficial interests in corresponding limited partnership interests in Alliance Holding, a Delaware limited partnership.

            “Purchased Investments” means such portion of the securities, contracts, assets and rights referred to in paragraph (b) of Section 3.07 of the Disclosure Letter as is owned by Seller.

            “Sanders” means Lewis A. Sanders, an individual.

            “SCB Australia” means Sanford C. Bernstein & Co. Proprietary Limited, an Australian proprietary company.

            “SCB Committee Replacement List” means the list of individuals set forth on Schedule 6.03(a) as such list may be supplemented from time to time by the Board of Directors of Seller by notice to Buyer.

            “SCB New York” means Sanford C. Bernstein & Co., Inc., a New York corporation and, where appropriate, its successor, BD LLC, as contemplated by Section 2.01.

            “SCB United Kingdom” means Sanford C. Bernstein Limited, a private company limited by shares organized under the laws of England and Wales.

            “SEC” means the Securities and Exchange Commission.

            “Seller Balance Sheet” means the audited consolidated balance sheet of the Seller and the Companies as of December 31, 1999.

            “Seller Balance Sheet Date” means December 31, 1999.

            “Seller Transaction Agreements” means the Transaction Agreements to which Seller is a party.

            “Subsidiary” means any entity of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Buyer, Seller or any of the Companies, as the context may require.

            “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal to acquire at least a majority of the outstanding Common Stock of Seller, all or substantially all of the Equity or all or substantially all of the assets of the Seller and the Companies, or any other transactions or series of transactions which are substantially equivalent to the transactions contemplated hereby, in each case on terms that the Board of Directors of the Seller determines in good faith by a majority vote, after receiving the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, is reasonably likely to result in a transaction providing greater value to all of Seller’s stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Seller.

            “Termination Date” means December 31, 2000 or such later date as is determined pursuant to Section 12.01(b)(i).

            “Transaction Agreements” means this Agreement, the Purchase Agreement, the Financing Agreement, the Employment Agreements, the Voting Agreements, the Registration Rights Agreement dated as of the Closing Date between Seller and Alliance Holding containing the terms set forth in Exhibit B hereto and the Letter Agreement dated as of June 20, 2000 between Seller and AXA Financial.

            “Voting Agreements” means the Stockholder Agreements effective as of June 20, 2000 between Buyer and certain shareholders of Seller; and “Voting Agreement” means any one of the foregoing.

            (b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.07
ACM LLC	Preamble
Acquired Companies	8.01
Additional Units	2.09
ADV Cash Consideration	2.05
ADV LLC	Preamble
ADV Units Consideration	2.05
Advisory Clients	3.23
Adjusted Purchase Price	2.08
Adjusted Base Revenue Run Rate	2.09
Affirmative Consent	5.08
Alliance Holding	Preamble
Antitrust Laws	7.01
Audited Financial Statements	3.08
Base Revenue Run Rate	2.09
Base Stockholder’s Equity	2.08
BD Cash Consideration	2.05
BD LLC	Preamble
BD Units Consideration	2.05
Board Mat	5.07
Bonus Pools	9.02
Broker	3.28
Broker Filings	3.28
BTI	Preamble
BTI Assumed Liabilities	2.03
BTI Consideration	2.05
BTI Purchased Assets	2.03
Buyer	Preamble
Buyer Difference	2.07
Buyer ERISA List	5.09
Buyer Indemnitee	8.01
Buyer Interest	2.04
Buyer LLC Interest	2.04
Buyer SEC Documents	4.07
Buyer Plans	9.04
Cash Purchase Price	2.05
Cash Revenue Run Rate Adjustment	2.09
Client	3.30
Client Contracts	3.23
Closing	2.06
Closing Balance Sheet	2.07
Closing Actual Net Regulatory Capital	2.07
Closing Assets Under Management	2.09
Closing Required Minimum Net Regulatory Capital	2.07
Closing Revenue Run Rate	2.09
Closing Stockholder’s Equity	2.07
Code	8.01
Combined Tax	8.01
Company Stockholder Meeting	5.03
Disputed Amount	2.07
Distribution	5.01
DOJ	7.01
Employee Plans	3.21
ERISA Affiliate	3.21
ERISA Client	3.30
Estimated Cash Purchase Price	2.06
Estimated Cash Revenue Run Rate Adjustment	2.06
Estimated Purchase Price Adjustment	2.06
Estimated Revenue Run Rate	2.06
Estimated Units Adjustment	2.06
Estimated Units Revenue Run Rate Adjustment	2.06
Excluded BTI Liabilities	2.02
Federal Tax	8.01
Final Actual Net Regulatory Capital	2.08
Final Determination	8.01
Final Required Minimum Net Regulatory Capital	2.08
Final Revenue Run Rate	2.09
Final Stockholder’s Equity	2.08
Financial Regulator	3.28
First Request	5.08
FTC	7.01
Fund Approvals	5.07
Futures Filings	3.29
Futures Intermediary	3.29
Futures Regulator	3.29
House Pool	2.09
IC Bonus Pool	9.02
Indemnified Party	11.03
Indemnifying Party	11.03
Initial Seller Ownership	5.09
Institutional-Equity Pool	2.09
Institutional-Fixed Income Pool	2.09
Loss	8.06
Merger	2.01
Negative Consent	5.08
New Clients	5.08
Non-Fund Clients	3.23
Non-Registered Fund Financial Statements	3.25
Non-Registered Fund Returns	3.33
gistered Funds	3.23
Original Agreement	Preamble
Other Cash Consideration	2.05
Other Combined Tax	8.01
Other Units Consideration	2.05
Permitted Liens	3.15
Pool	2.09
Post-Closing Tax Period	8.01
Pre-Closing Tax Period	8.01
Private Clients Pool	2.09
Proxy Damages	5.07
Purchase Agreement	Preamble
Registered Fund Financial Statements	3.24
Registered Fund Returns	3.21
Registered Funds	3.23
Returns	8.02
Returned Units	2.09
RIC	3.32
SCB Committee	4.18
SCB Partners	Preamble
SCB Securities	3.05
Seller	Preamble
Seller Difference	2.07
Seller Group	8.01
Seller Loss	8.08
Seller Trademarks and Tradenames	5.05
Services Agreement	3.24
Shareholder	8.02
Short Fall Multiplier	2.09
Stanley Bogen Pool	2.09
Tax	8.01
Tax Asset	8.01
Tax Indemnification Period	8.01
Taxing Authority	8.01
Tax Sharing Agreements	8.01
Termination Fee	13.03
Termination Pay	9.05
Transfer	5.10
Third Party Claim	11.03
12b-1 Plan	3.24
Underwriting Agreement	3.24
Unitholder Meeting	6.04
Units Purchase Price	2.05
Units Revenue Run Rate Adjustment	2.09
Warranty Breach	11.02
Year 2000 Compensation	9.01

ARTICLE 2

PURCHASE AND SALE

             SECTION 2.01.  Pre-closing Restructuring.  (a  Prior to the Closing Date, (i  Seller shall organize SCB Partners as a direct wholly owned corporate Subsidiary of Seller, (ii) SCB Partners shall organize BD LLC as a new Delaware limited liability company and a direct wholly owned Subsidiary of SCB Partners and (iii) SCB New York shall (and Seller shall cause SCB New York to) organize ADV LLC as a new Delaware limited liability company and a direct wholly owned Subsidiary of SCB New York.

            (b)      Prior to the Closing Date, Buyer shall organize ACM LLC as a new Delaware limited liability company and a direct wholly owned subsidiary of Buyer.

            (c)      Prior to the Closing Date: (i) (A) Seller will amend the Principals’ Profit-Sharing Pool or take such other action such that, as of September 30, 2000 SCB Partners (or Seller) will assume all liabilities, and none of the Companies will have any liability, under the Principals’ Profit-Sharing Pool following the Closing Date; (B) Seller shall (or Seller shall cause SCB Partners to) assume all Taxes of the Companies as of Closing; (C) Seller shall (or Seller shall cause SCB Partners to) assume or satisfy any liabilities of the Companies for wages, bonuses, incentive compensation or other compensation as of September 30, 2000; and (D) Seller shall (or Seller shall cause SCB Partners to) retain undistributed earnings of the Companies as of September 30, 2000; and (ii) Seller and SCB Partners may retain assets in the form of cash and cash equivalents equal to the sum of the foregoing.

            (d)      Each of SCB Partners, BD LLC, ADV LLC and ACM LLC agree to be bound by their respective obligations under the Transaction Agreements.

            (e)      (i) On the Closing Date, effective prior to the Closing, Seller shall transfer to SCB Partners all of the Equity of each of SCB New York, SCB Australia and SCB United Kingdom and all of the Purchased Investments.

                                    (ii) On or prior to the Closing Date, effective prior to the Closing and prior to the transactions contemplated by Sections 2.03 and 2.04, SCB New York shall be merged (the “Merger”) with and into BD LLC in accordance with New York and Delaware law, whereupon the existence of SCB New York as a corporation shall cease and BD LLC shall be the surviving entity.

                                    (iii) On or prior to the Closing Date, effective prior to the Closing, (A) BD LLC shall convey, transfer, assign and deliver to ADV LLC, free and clear of all Liens other than Permitted Liens, all of BD LLC’s right, title and interest in, to and under the Designated ADV LLC Transferred Assets and (B) upon the terms and subject to the conditions of this Agreement, ADV LLC shall assume all of the Designated ADV LLC Assumed Liabilities; provided, however, that ADV LLC will not assume any of the Designated ADV LLC Transferred Excluded Liabilities or the Principals’ Profit-Sharing Pool.

             SECTION 2.02.  Purchase and Sale of BTI Assets; Assumption of BTI Liabilities.  (a)  Purchased Assets – BTI.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from BTI and BTI agrees to (and Seller agrees to cause BTI to) sell, convey, transfer, assign and deliver to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of BTI’s right, title and interest in, to and under the assets, contracts, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible owned by BTI on the Closing Date, including all assets of BTI shown on the Seller Balance Sheet and not disposed of in the ordinary course of business or as permitted by this Agreement, all assets set aside under any Employee Plans and all assets of BTI acquired by BTI after the Seller Balance Sheet Date, but excluding the Excluded BTI Assets (the “BTI Purchased Assets”).

            (b)      Assumed Liabilities – BTI.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume all debts, obligations, contracts and liabilities (including Employee Plans) of BTI (the “BTI Assumed Liabilities”) excluding any liability or obligation of BTI (A) relating to Taxes, (B) under the Principals’ Profit-Sharing Pool, (C) relating to wages, bonuses, incentive compensation or other compensation as of Closing and (D) to Seller or any shareholder or principal of Seller (such exclusions collectively, the “Excluded BTI Liabilities”).

            (c)      Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or assume any BTI Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such BTI Purchased Asset or in any way adversely affect the rights of Buyer or BTI thereunder.  BTI and Buyer will use their reasonable best efforts to obtain the consent of the other parties to any such BTI Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of BTI thereunder so that Buyer would not in fact receive all such rights, BTI and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which BTI would enforce for the benefit of Buyer, with Buyer assuming BTI’s obligations, any and all rights of BTI against a third party thereto.  BTI will promptly pay to Buyer when received all monies received by BTI under any BTI Purchased Asset or any claim or right or any benefit arising thereunder.

             SECTION 2.03.  Purchase and Sale of ADV LLC.   (a) Equity of ADV LLC. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from BD LLC, and BD LLC agrees (and Seller and SCB Partners agree to cause BD LLC) to sell to Buyer at the Closing, all of the Equity of ADV LLC, free and clear of all Liens, other than Permitted Liens.

            (b)      Excluded Assets – ADV LLC.  Buyer and Seller (on behalf of itself and SCB Partners) expressly understand and agree that, at the time of the sale of the Equity of ADV LLC to Buyer, the only assets of ADV LLC will be the Designated ADV LLC Transferred Assets and that those assets will exclude the Designated ADV LLC Excluded Assets, including the Principals’ Profit-Sharing Pool.

            (c)      Intentionally omitted.

            (d)      Excluded Liabilities – ADV LLC.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer and Seller (on behalf of itself, SCB Partners and BD LLC) expressly understand and agree that, at the time of the sale of the Equity of ADV LLC to Buyer, the only liabilities of ADV LLC will be the Designated ADV LLC Assumed Liabilities and that those liabilities will exclude the Designated ADV LLC Excluded Liabilities, it being understood that, following the consummation of the sale of the Equity of ADV LLC, the Designated ADV LLC Excluded Liabilities (other than the Principals’ Profit-Sharing Pool) will remain liabilities of BD LLC.

            (e)      Dividend Distribution. After the sale by BD LLC and purchase by Buyer of all of the Equity of ADV LLC, and prior to the transactions contemplated by Section 2.04, BD LLC shall make the Dividend Distribution to SCB Partners.

            (f)       Assets; All Liabilities.  Buyer expressly agrees that (i) the sum of the Designated ADV LLC Transferred Assets and the Designated ADV LLC Excluded Assets comprise all of the combined assets of SCB New York and ADV LLC as of the Closing Date, and (ii) the sum of the Designated ADV LLC Assumed Liabilities and the Designated ADV LLC Excluded Liabilities comprise all of the combined liabilities of SCB New York and ADV LLC as of the Closing Date.  Buyer shall hold Seller harmless for all Designated ADV LLC Assumed Liabilities and all Designated ADV LLC Excluded Liabilities, except for any such liabilities assumed by Seller or SCB Partners under Section 2.01(c).

            SECTION 2.04.  Purchase and Sale of Equity and Purchased Investments.   Provided that the transactions described in Sections 2.01, 2.02 and 2.03 have occurred and, immediately thereafter, each of the following transactions shall occur in the following order and in immediate succession:

            (a)      BD LLC Interests - ACM LLC.  Upon the terms and subject to the conditions of this Agreement, SCB Partners agrees to (and Seller agrees to cause SCB Partners to) sell to ACM LLC and ACM LLC agrees to (and Buyer agrees to cause ACM LLC to) purchase from SCB Partners at the Closing an amount of Equity in BD LLC equal to the Overall Cash Percentage of the Equity of BD LLC (the “Buyer LLC Interest”), free and clear of all Liens.

            (b)      BD LLC Interests - Buyer.  Upon the terms and subject to the conditions of this Agreement, SCB Partners agrees to (and Seller agrees to cause SCB Partners to) sell to Buyer and Buyer agrees to purchase from SCB Partners at the Closing the Equity of BD LLC that is not sold and purchased in the transaction described in Section 2.04(a) (the “Buyer Interest”), free and clear of all Liens, and Buyer instructs Seller to cause SCB Partners on Buyer’s behalf to convey to ACM LLC the Equity in BD LLC Buyer is thus acquiring.

            (c)        SCB Australia, SCB United Kingdom and the Purchased Investments.  Upon the terms and subject to the conditions of this Agreement, SCB Partners agrees to (and Seller agrees to cause SCB Partners to) sell to Buyer and Buyer agrees to purchase from SCB Partners at the Closing all of the Equity of each of SCB Australia and SCB United Kingdom and all of the Purchased Investments, in each case free and clear of all Liens, and Buyer instructs Seller to cause SCB Partners on Buyer’s behalf to convey to Alliance Delaware as of Closing the Equity in SCB Australia and SCB United Kingdom Buyer is thus acquiring.

            SECTION 2.05.  Purchase Price. (a) Equity of BD LLC (ACM LLC).  The purchase price for the portion of the Equity of BD LLC purchased by ACM LLC pursuant to Section 2.04(a) of this Agreement is equal to (i) the Overall Cash Percentage times (ii) the value of BD LLC, as determined by the Appraisal, payable entirely in cash (the “BD Cash Consideration”).

            (b)        Equity of BD LLC (Buyer).  The purchase price for the portion of the Equity of BD LLC purchased by Buyer pursuant to Section 2.04(b) of this Agreement is equal to (i) 1 minus the Overall Cash Percentage times (ii) the value of BD LLC, as determined by the Appraisal, payable entirely in Buyer Units determined using the value assigned to the Units in Section 2.05(f) (the “BD Units Consideration”).

            (c)        BTI Purchased Assets.  The purchase price for the BTI Purchased Assets purchased by Buyer pursuant to Section 2.02(a) of this Agreement is, in addition to the assumption of the BTI Assumed Liabilities, the net value of the BTI Purchased Assets, as determined by the Appraisal (but not less than $700 million or more than $900 million), subject to adjustment under Section 2.05(f) (the “BTI Consideration”) payable entirely in cash.

            (d)        Equity of ADV LLC.  The purchase price for the Equity of ADV LLC purchased by Buyer pursuant to Section 2.03(a) of this Agreement is equal to its value, as determined by the Appraisal, and payable partially in cash (the “ADV Cash Consideration”) and partially in Buyer Units (the “ADV Units Consideration”), in each case as determined under Section 2.05(f).

            (e)        Equity of SCB Australia and SCB United Kingdom and the Purchased Investments.  The aggregate of the purchase prices for the Equity of each of SCB Australia and SCB United Kingdom and the Purchased Investments purchased by Buyer pursuant to Section 2.04(c) of this Agreement is equal to the aggregate of their values, as determined by the Appraisal, payable partially in cash (the “Other Cash Consideration”) and partially in Buyer Units (the “Other Units Consideration”), in each case as determined in Section 2.05(f).

            (f)         Proration Adjustment.  In the event that the sum of the BD Cash Consideration and the BTI Consideration exceeds the Cash Purchase Price, the BTI Consideration will be reduced by such amount.  If the sum of the BD Cash Consideration and the BTI Consideration (after such adjustment) equals the Cash Purchase Price, the entire purchase price for each of the Equity of ADV LLC, SCB Australia and of SCB United Kingdom and the Purchased Investments, respectively, will be paid in Buyer Units.  In such case, the Buyer Units remaining after the determination of the BD Units Consideration shall be allocated among the purchase prices of the Equity of ADV LLC, SCB Australia and SCB United Kingdom and the Purchased Investments, respectively, in proportion to their relative fair market values determined by the Appraisal.  If the Cash Purchase Price exceeds the sum of the BD Cash Consideration and BTI Consideration, such excess cash shall be allocated among the purchase prices of the Equity of ADV LLC, SCB Australia, SCB United Kingdom and the Purchased Investments, respectively, in proportion to their relative fair market values determined by the Appraisal; and the remainder of such purchase prices shall be paid with the Buyer Units remaining after the payment of BD Units Consideration, in proportion to relative fair market values determined by the Appraisal.  Solely for purposes of Sections 2.05(b), 2.05(f) and 2.05(g), each Unit shall be assigned the value set forth in Section 2.05(f) of the Disclosure Letter.  If necessary, Buyer shall round the number of Units contained in each purchase price up or down to the nearest whole numbers, in such a manner that all Buyer Units received pursuant to Sections 2.05(b), 2.05(d) and 2.05(e) will equal the Units Purchase Price.

            (g)        Purchase Price.  Notwithstanding Sections 2.05(a) through 2.05(f) above, in addition to the assumption of the BTI Assumed Liabilities, the purchase price for the BTI Purchased Assets, the Equity of ADV LLC, the Equity of SCB United Kingdom, the Equity of SCB Australia, the Purchased Investments and, after the sale and purchase of ADV LLC, the Dividend Distribution and the Merger, the Equity of BD LLC is $1.4754 billion in cash (the “Cash Purchase Price”) and 40.8 million Buyer Units (the “Units Purchase Price”).  The purchase price shall be paid as provided in Section 2.06 and shall be subject to adjustment as provided in Sections 2.08 through 2.10.

            (h)        Allocation of Adjustments.  The Cash Revenue Run Rate Adjustment shall be allocated among the ADV Cash Consideration, the BD Cash Consideration and the Other Cash Consideration in proportion to their values determined by the Appraisal, and the Units Revenue Run Rate Adjustment shall be allocated among the ADV Units Consideration, the BD Units Consideration and the Other Units Consideration in proportion to their values determined by the Appraisal.

            (i)         Seller and SCB Partners acknowledge that no distributions will be declared or paid on the Acquired Units with respect to any fiscal quarter prior to the fourth fiscal quarter of 2000.

             SECTION 2.06.  Closing.  (a)  The closing (the “Closing”) of the sale and purchase of the BTI Purchased Assets, the Purchased Investments and, after the Merger, the Equity of ADV LLC, the Equity of SCB United Kingdom, Equity of SCB Australia and, after the sale and purchase of ADV LLC and the Dividend Distribution, the Equity of BD LLC, shall take place on, and only on, October 2, 2000 so long as the conditions set forth in Article 10 are satisfied on such date at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York or at such other place as Buyer and Seller may agree.  The parties hereto agree that this Agreement shall become effective upon the Closing.

            (b)        At least five Business Days prior to the Closing Date, Seller shall deliver to Buyer a good faith estimate, certified in writing by the Senior Vice President, Finance and Administration of Seller, of (i) any adjustments to the Cash Purchase Price under Section 2.08(a) (such estimate of any adjustment under Section 2.08(a), the “Estimated Purchase Price Adjustment”), (ii) the Closing Revenue Run Rate (such estimate, the “Estimated Revenue Run Rate”), (iii) the Cash Revenue Run Rate Adjustment (such estimate, the “Estimated Cash Revenue Run Rate Adjustment”) and (iv) the Units Revenue Run Rate Adjustment (such estimate, the “Estimated Units Revenue Run Rate Adjustment”).

            (c)        At the Closing:

            (i)         Buyer shall pay to BTI by wire transfer to an account of BTI designated by BTI, by notice to Buyer, not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of BTI in such amount), immediately available funds in an amount equal to the sum of (A) the BTI Consideration, to the extent payable in cash plus (B) an amount equal to one day’s interest (calculated on the basis of a year of 365 days) on the BTI Consideration based on the Buyer Interest Rate ;

            (ii)        Buyer and ACM LLC shall pay to SCB Partners by wire transfer to an account of SCB Partners designated by Seller, by notice to Buyer, not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount), immediately available funds in an amount equal to the sum of (A) (the “Estimated Cash Purchase Price”) (1) the Cash Purchase Price less the BTI Consideration (2) plus or minus, as applicable, the Estimated Purchase Price Adjustment and (3) minus the Estimated Cash Revenue Run Rate Adjustment plus (B) an amount equal to one day’s interest (calculated on the basis of a year of 365 days) on the Estimated Cash Purchase Price based on the Buyer Interest Rate;

            (iii)       Buyer shall deliver to SCB Partners certificates representing 40.8 million Buyer Units minus the Estimated Units Revenue Run Rate Adjustment;

            (iv)       (A) Buyer and BTI shall enter into an Assignment and Assumption Agreement in such form and substance as agreed between Buyer and Seller, and Seller shall deliver to Buyer such consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall reasonably deem necessary or appropriate to vest in Buyer all right, title and interest in, to and under the BTI Purchased Assets;

            (B)       SCB New York shall (and Seller and SCB Partners shall cause SCB New York to) transfer to Buyer 100% of the membership interests in ADV LLC and, to the extent required, cause Buyer to be admitted as the sole member of ADV LLC;

            (v)        SCB Partners shall (and Seller shall cause SCB Partners to) (A) in the case of SCB United Kingdom and SCB Australia deliver to Buyer certificates for all of the Equity in respect of such Companies, such certificates to be duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, (B) in the case of the Purchased Investments, transfer to Buyer all of the Purchased Investments and (C) in the case of BD LLC, transfer to ACM LLC 100% of the membership interests in such Company (a portion of which SCB Partners shall transfer to ACM LLC pursuant to Buyer’s direction set forth in Section 2.04(b)) and, to the extent required, cause ACM LLC to be admitted as the sole member of such Company; and

            (vi)       Each of Seller, BD LLC, BTI, and SCB Partners shall deliver to Buyer a certification to the effect that Seller, BD LLC, BTI, or SCB Partners, respectively, is not a “foreign person” as defined in Section 1445 of the Code, substantially in the form set forth in Treas. Reg. Sec.1.1445–2(b)(2) and signed by a responsible officer as defined in Treas. Reg. Sec. 1.1445–2(b)(2).

            (d)        BD LLC shall (and Seller and SCB Partners shall cause BD LLC to) instruct Buyer to transfer the ADV Cash Consideration and the ADV Units Consideration on BD LLC’s behalf directly to SCB Partners at the Closing and Seller, SCB Partners and BD LLC understand that such amounts will be included in the Estimated Cash Purchase Price and the Buyer Units that Buyer transfers to SCB Partners pursuant to Sections 2.06(c)(ii) and 2.06(c)(iii).  SCB Partners agrees that receipt of the ADV Cash Consideration and the ADV Units Consideration as part of the Estimated Cash Purchase Price and the Buyer Units shall be in satisfaction of the Dividend Distribution declared by BD LLC.

            SECTION 2.07.  Closing Balance Sheet; Closing Revenue Run Rate.  (a) As promptly as practicable, but no later than 60 days, after the Closing Date, Buyer will cause to be prepared and delivered to Seller (i) the Closing Balance Sheet, together with a certificate setting forth Buyer’s calculation of Closing Stockholder’s Equity, Closing Required Minimum Net Regulatory Capital and Closing Actual Net Regulatory Capital and (ii) a certificate setting forth Buyer’s calculation of Closing Revenue Run Rate.  The Closing Balance Sheet (the “Closing Balance Sheet”) shall (w) fairly present the combined financial position of the Companies (and Seller’s interest in the Purchased Investments) as of 11:59 p.m. on September 30, 2000 in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Seller Balance Sheet, (x) include line items substantially consistent with those in the Seller Balance Sheet, provided that Combined Taxes currently payable and all other Taxes currently payable shall be set forth as separate line items, (y) include a reserve for any liabilities of the Companies for wages, bonuses, incentive compensation or other compensation to be paid in respect of the year ended December 31, 2000 in an amount equal to the amount of such wages, bonuses, incentive compensation or other compensation for which Seller is responsible pursuant to Section 9.01 and (z) account for (as a reduction in stockholders’ equity) all Distributions declared but not yet paid by any of the Companies as of 11:59 p.m. on September 30, 2000.  “Closing Stockholder’s Equity” means the combined stockholder’s equity of` the Companies (and Seller’s interest in the Purchased Investments) as shown on the Closing Balance Sheet, excluding (A) all deferred income tax assets or liabilities, (B) any Combined Tax or taxes refundable, (C) the effect of any adjustment to the reserve for any Tax payable to any person or any Taxing Authority other than an adjustment in respect of earnings derived and expenses incurred in the ordinary course of business since the Seller Balance Sheet Date, (D) the Excluded BTI Assets and the Excluded BTI Liabilities and (E) the effect of any transaction required by Section 2.01(c), to the extent effected after the time as of which the Closing Balance Sheet is created (it being understood that Closing Stockholders Equity shall not be affected by any adjustments required under generally accepted accounting principles or otherwise for Buyer to account for the transactions contemplated hereby).  “Closing Required Minimum Net Regulatory Capital” means the minimum net capital required to be maintained by SCB New York (as determined in accordance with Rule 15c3-1 of the 1934 Act) as of the close of business on the day prior to the Closing Date as a registered broker-dealer.  “Closing Actual Net Regulatory Capital” means the amount of net regulatory capital held by SCB New York in satisfaction of its obligation to maintain as a registered broker-dealer a minimum level of net capital (as determined in accordance with Rule 15c3-1 of the 1934 Act) as of the close of business on the day prior to the Closing Date reflected in the Closing Balance Sheet.

            (b)        Buyer agrees to provide reasonable access to such employees and documents (including workpapers) as Seller reasonably believes is necessary or desirable to calculate on its own the Closing Stockholder’s Equity, Closing Required Minimum Net Regulatory Capital, Closing Actual Net Regulatory Capital and Closing Revenue Run Rate. If Seller disagrees with Buyer’s calculation of Closing Stockholder’s Equity, Closing Required  Minimum Net Regulatory Capital, Closing Actual Net Regulatory Capital or Closing Revenue Run Rate delivered pursuant to Section 2.07(a), Seller may, within 20 days after delivery of the documents referred to in Section 2.07(a), deliver a notice to Buyer disagreeing with such calculation and setting forth Seller’s calculation of such amount (each, a “Disputed Amount”).  Any such notice of disagreement shall identify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Stockholder’s Equity, Closing Required  Minimum Net Regulatory Capital, Closing Actual Net Regulatory Capital and Closing Revenue Run Rate delivered pursuant to Section 2.07(a) to the extent not affected by the items or amounts in dispute.

            (c)        If a notice of disagreement shall be duly delivered pursuant to Section 2.07(b), Buyer and Seller shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Disputed Amount, which amount shall not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 2.07(a) nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 2.07(b).  If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller (who has not had and shall not have any material relationship with Buyer or Seller) (the “Accounting Referee”), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Disputed Amount.  In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Balance Sheet or Buyer’s calculation of the Disputed Amount, as to which Seller has disagreed and items and amounts affected thereby.  The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation.  Such report shall be final and binding upon Buyer and Seller.  The cost of such review and report with respect to Closing Stockholder’s Equity, Closing Required Minimum Net Regulatory Capital or Closing Actual Net Regulatory Capital shall be borne (i) by Buyer if the sum of (m) the difference between Final Stockholder’s Equity and Buyer’s calculation of Closing Stockholder’s Equity delivered pursuant to Section 2.07(a), (n) the difference between Final Required Minimum Net Regulatory Capital and Buyer’s calculation of Closing Required  Minimum Net Regulatory Capital and (o) the difference between Final Actual Net Regulatory Capital and Buyer’s calculation of Closing Actual Net Regulatory Capital (the aggregate of the amounts determined in (m), (n) and (o), the “Buyer Difference”) is greater than the sum of (x) the difference between Final Stockholder’s Equity and Seller’s calculation of Closing Stockholder’s Equity delivered pursuant to Section 2.07(b), (y) the difference between Final Required Minimum Net Regulatory Capital and Seller’s calculation of Closing Required  Minimum Net Regulatory Capital delivered pursuant to Section 2.07(b) and (z) the difference between Final Actual Net Regulatory Capital and Seller’s calculation of Closing Actual Net Regulatory Capital delivered pursuant to Section 2.07(b) (the aggregate of the amounts determined in (x), (y) and (z), the “Seller Difference”), (ii)  by Seller if the Seller Difference is greater than the Buyer Difference and (iii) otherwise equally by Buyer and Seller.  The cost of such review and report with respect to Closing Revenue Run Rate shall be borne (i) by Buyer if the difference between Final Revenue Run Rate and Buyer’s calculation of Closing Revenue Run Rate delivered pursuant to 2.07(a) is greater than the difference between Final Revenue Run Rate and Seller’s calculation of Closing Revenue Run Rate delivered pursuant to 2.07(b), (ii) by Seller if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.

            (d)        Buyer and Seller agree that they will, and agree to cause their respective independent accountants and each of the Companies to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Stockholder’s Equity, Closing Required  Minimum Net Regulatory Capital, Closing Actual Net Regulatory Capital or Closing Revenue Run Rate, as the case may be, and in the conduct of the audits and reviews referred to in this Section 2.07, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

            SECTION 2.08.  Balance Sheet Purchase Price Adjustments.  (a) The Cash Purchase Price shall be adjusted cumulatively as follows (such adjusted Cash Purchase Price, the “Adjusted Cash Purchase Price”):

            (i)         If Final Required Minimum Net Regulatory Capital exceeds Final Actual Net Regulatory Capital, the Cash Purchase Price shall be decreased by the amount of such excess. “Final Required Minimum Net Regulatory Capital” means the Closing Required Minimum Net Regulatory Capital (A) as shown in Buyer’s calculation delivered pursuant to Section 2.07(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.07(b); or (B)  if such a notice of disagreement is delivered, (1) as agreed by Buyer and Seller pursuant to Section 2.07(c) or (2) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.07(c); provided that in no event shall Final Required Minimum Net Regulatory Capital be more than Buyer’s calculation of Closing Required  Minimum Net Regulatory Capital delivered pursuant to Section 2.07(a) or less than Seller’s calculation of Closing Required  Minimum Net Regulatory Capital delivered pursuant to Section 2.07(b). “Final Actual Net Regulatory Capital” means the Closing Actual Net Regulatory Capital (A) as shown in Buyer’s calculation delivered pursuant to Section 2.07(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.07(b); or (B) if such a notice of disagreement is delivered, (1) as agreed by Buyer and Seller pursuant to Section 2.07(c) or (2) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.07(c); provided that in no event shall Final Actual Net Regulatory Capital be less than Buyer’s calculation of Closing Actual Net Regulatory Capital delivered pursuant to Section 2.07(a) or more than Seller’s calculation of Closing Actual Net Regulatory Capital delivered pursuant to Section 2.07(b).

            (ii)        If Base Stockholder’s Equity exceeds Final Stockholder’s Equity by more than the amount of any adjustment in the Cash Purchase Price pursuant to clause (i), the Cash Purchase Price shall be decreased by the amount by which the difference between Base Stockholder’s Equity and Final Stockholder’s Equity exceeds the adjustments in the Cash Purchase Price set forth in clause (i).  If Final Stockholder’s Equity exceeds Base Stockholder’s Equity, the Cash Purchase Price shall be increased by the amount of such excess. “Base Stockholder’s Equity” means $160,144,384.  “Final Stockholder’s Equity” means the Closing Stockholder’s Equity (A) as shown in Buyer’s calculation delivered pursuant to Section 2.07(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.07(b); or (B) if such a notice of disagreement is delivered, (1) as agreed by Buyer and Seller pursuant to Section 2.07(c) or (2) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.07(c); provided that in no event shall Final Stockholder’s Equity be less than Buyer’s calculation of Closing Stockholder’s Equity delivered pursuant to Section 2.07(a) or more than Seller’s calculation of Closing Stockholder’s Equity delivered pursuant to Section 2.07(b).

             SECTION 2.09.  Revenue Run Rate Purchase Price Adjustment.  (a) If the Final Revenue Run Rate is less than .90 times the Base Revenue Run Rate (the “Adjusted Base Revenue Run Rate”), then (i) the Cash Purchase Price shall be reduced by an amount equal to the product of the Short Fall Multiplier times the Cash Purchase Price (the “Cash Revenue Run Rate Adjustment”) and (ii) the Units Purchase Price shall be reduced by an amount equal to the product of the Short Fall Multiplier times the Units Purchase Price, rounded to the next lowest whole number (the “Units Revenue Run Rate Adjustment”).

            (b)        For the purposes of this Agreement, the following terms have the following meanings:

            “Base Revenue Run Rate” means the sum of the Theoretical Annual Revenue for each of the Institutional-Equity Pool, Institutional-Fixed Income Pool, House Pool, Private Clients Pool and Stanley Bogen Pool, as set forth in Section 3.23(e) of the Disclosure Letter.

            “Closing Assets Under Management” means, with respect to the House Pool, the Institutional-Equity Pool, the Institutional-Fixed Income Pool, the Private Clients Pool or the Stanley Bogen Pool (each, a “Pool”), the fair market value of assets under management by SCB New York with respect to such Pool as of May 31, 2000, adjusted as follows:

            (i)          increased by the fair market value of cash and securities deposited into any new or existing account in such Pool, such fair market value to be determined as of the date of deposit,

            (ii)         decreased by (A) the fair market value of cash and securities withdrawn (excluding cash withdrawn as a regular payment of income to clients pursuant to written instructions) from any account in such Pool, such fair market value to be determined as of the date of withdrawal; (B) the fair market value as of May 31, 2000 of accounts in such Pool (plus the fair market value of any assets deposited in such accounts since May 31, 2000 pursuant to clause (i) above) that close; provided that the fair market value of withdrawals shall not exceed the May 31, 2000 assets under management in such account plus any additions; provided further that no reduction in respect of any account shall be made in respect of such account pursuant to clause (A) if an adjustment in respect of such account has been made pursuant to clause (B);

            (iii)       decreased by, without duplication, (A) the fair market value as of May 31, 2000 of any account in such Pool (plus the fair market value of any assets deposited in such accounts since May 31, 2000 pursuant to clause (i) above) with respect to which SCB New York has received a written refusal to consent to the transactions contemplated hereby, (B) the fair market value of any assets under management in any account in such Pool with respect to which SCB New York has received no later than the last Business Day prior to the Closing Date a written notice of an intention to withdraw such assets (which notice has not been withdrawn), such fair market value to be determined as of the close of business on the last Business Day prior to the Closing Date and (C) the fair market value as of May 31, 2000 of any account in such Pool (plus the fair market value of any assets deposited in such accounts since May 31, 2000 pursuant to clause (i) above) with respect to which an Affirmative Consent has not been granted (or has been received and revoked) as of the Closing Date, other than an account with respect to which, as of the Closing Date, SCB New York (1) in respect of which a Negative Consent is in effect, (2) has received payment on the first bill sent following June 20, 2000 in respect of such account, or, in the case of an account with respect to which SCB New York has historically received late payments, payment on such bill has not been delayed for a period of time that is longer than ordinary in light of historical experience and (3) has not received an indication of an intention to terminate any Investment Contract;

            (iv)       increased by the fair market value of any assets for management with respect to which approval to deposit assets has been received from the investment committee or a similar body of an institutional client or prospective institutional client, which indication is verified by Buyer in conjunction with Seller, and not withdrawn no later than the last Business Day prior to the Closing Date; and

            (v)        increased and decreased, as applicable, by the fair market value of any assets under management in any account in such Pool in order to give effect to any written instructions to reallocate such assets as between such Pools, such fair market value to be determined as of the close of business on the last Business Day prior to the Closing Date, determined, in the case of clauses (i) and (ii), by reference to the period from May 31, 2000 through the close of business on the last Business Day prior to the Closing Date; provided that no reduction shall be made pursuant to clause (iii) if an equivalent adjustment has been made pursuant to clause (ii).

            “Closing Revenue Run Rate” means the sum of (1) the Closing Assets Under Management of the House Pool times the Second Quarter Base Fee Realization rate for the House Pool, as set forth on Section 3.23(e) of the Disclosure Letter, (2) the Closing Assets Under Management of the  Institutional-Equity Pool times the Second Quarter Base Fee Realization rate for the Institutional-Equity Pool as set forth on Section 3.23(e) of the Disclosure Letter, (3) the Closing Assets Under Management of the Institutional-Fixed Income Pool times the Second Quarter Base Fee Realization rate for the Institutional-Fixed Income Pool as set forth on Section 3.23(e) of the Disclosure Letter, (4) the Closing Assets Under Management of the Stanley Bogen Pool times the Second Quarter Base Fee Realization rate for the Stanley Bogen Pool as set forth on Section 3.23(e) of the Disclosure Letter and (5) the Closing Assets Under Management of the Private Clients Pool times the Second Quarter Base Fee Realization rate for the Private Clients Pool as set forth on Section 3.23(e) of the Disclosure Letter.

            “Final Revenue Run Rate” means the Closing Revenue Run Rate (A) as shown in Buyer’s calculation delivered pursuant to 2.07(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.07(b); or (B) if such a notice of disagreement is delivered, (1) as agreed by Buyer and Seller pursuant to Section 2.07(c) or (2) in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.07(c); provided that in no event shall Final Revenue Run Rate be less than Buyer’s calculation of Closing Revenue Run Rate delivered pursuant to Section 2.07(a) or more than Seller’s calculation of Closing Revenue Run Rate delivered pursuant to Section 2.07(b).

            “House Pool” means the assets under management in managed accounts not included in the Private Client Pool, Stanley Bogen Pool, Institutional-Equity Pool and Institutional-Fixed Income Pool.

            “Institutional-Equity Pool” means the assets under management in all managed accounts serviced by an institutional asset adviser employed by the Companies and subject to (with the exception of employee accounts of the Companies) an equity, balanced or global balanced fee schedule.

            “Institutional-Fixed Income Pool” means the assets under management in all managed accounts serviced by an institutional asset adviser employed by the Companies and subject to a fixed income fee schedule.

            “Private Clients Pool” means the assets under management in all managed accounts serviced by a financial adviser employed by the Companies.

            “Short Fall Multiplier” means the product of .75 times a fraction the numerator of which shall be the difference between the Adjusted Base Revenue Run Rate and the Final Revenue Run Rate and the denominator of which shall be the Base Revenue Run Rate, provided that if such product is greater than .15, then the Short Fall Multiplier shall be deemed to be .15.

            “Stanley Bogen Pool” means the assets under management in all managed accounts serviced by Stanley Bogen.

             SECTION 2.10.  Payment of Purchase Price Adjustments.

            (a)        If (m) the Adjusted Cash Purchase Price minus the Cash Revenue Run Rate Adjustment exceeds (n) the Estimated Cash Purchase Price, Buyer shall pay to Seller, as an adjustment to the Cash Purchase Price, in the manner and with interest as provided in Section 2.10(b), the amount of such excess plus one day’s interest (calculated on the basis of a year of 365 days) on the amount of such excess based on the Buyer Interest Rate.  If (x) the Estimated Cash Purchase Price exceeds (y) the Adjusted Cash Purchase Price minus the Cash Revenue Run Rate Adjustment, Seller shall pay to Buyer, as an adjustment to the Cash Purchase Price, in the manner and with interest as provided in Section 2.10(b), the amount of such excess plus one day’s interest (calculated on the basis of a year of 365 days) on the amount of such excess based on the Buyer Interest Rate.

            (b)        Any payment pursuant to Section 2.10(a) shall be made at a mutually convenient time and place within 10 days after the Final Stockholder’s Equity, Final Required Minimum Net Regulatory Capital, Final Actual Net Regulatory Capital and Final Revenue Run Rate have been determined, by delivery by Buyer or Seller, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party.  The amount of any payment to be made pursuant to Section 2.10(a) shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to the daily average of the federal funds rate plus fifty basis points in effect from time to time during the period from the Closing Date to the date of payment as reported in Federal Reserve Report H 15.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

            (c)        At a mutually convenient time and place within 10 days after the Final Revenue Run Rate has been determined,

            (i)         if the Units Revenue Run Rate Adjustment exceeds the Estimated Units Revenue Run Rate Adjustment, Seller shall deliver to Buyer (A) certificates representing a number of Buyer Units equal to the amount of such excess (the “Returned Units”) and (B) payment, in the manner and with interest as provided in Section 2.10(b), in an amount equal to the aggregate amount of distributions received by Seller from Buyer in respect of the Returned Units; and

            (ii)        if the Estimated Units Revenue Run Rate Adjustment exceeds the Unit Revenue Run Rate Adjustment, Buyer shall deliver to Seller (A) certificates representing a number of Buyer Units equal to the amount of such excess (the “Additional Units”) and (B) payment, in the manner and with interest as provided in Section 2.10(b), in an amount equal to the aggregate amount of distributions that Seller would have received from Buyer in respect of the Additional Units during the period from the Closing Date to and including the date of delivery to the Seller of the Additional Units had Seller received the Additional Units on the Closing Date.  For all Tax purposes, any such distributions shall be treated as an adjustment to the Purchase Price, except to the extent required to be treated as interest for Tax purposes.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Buyer that:

             SECTION 3.01.  Corporate Existence and Power.  (a) (i) As of June 20, 2000, Seller and each of the Companies is and (ii) as of the Closing Date, each of Seller, BTI, SCB United Kingdom and SCB Australia will be a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and as of June 20, 2000 has, and as of the Closing Date will have, all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as conducted on June 20, 2000 and the Closing Date, respectively, except for any such licenses, authorizations, permits, consents and approvals the absence of which does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Seller and the Companies, taken as a whole.

            (b)        (i) As of June 20, 2000, each of the Companies is and (ii) as of the Closing Date, each of BTI, SCB United Kingdom and SCB Australia will be duly qualified, as of June 20, 2000 has, and as of the Closing Date will have, the legal right and full power to do business as a foreign corporation and as of June 20, 2000 is, and as of the Closing Date will be, in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Seller and the Companies, taken as a whole.

            (c)        Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, stockholders agreements, voting agreements (or equivalent documents) of Seller and each of the Companies as currently in effect.

            (d)        As of the Closing Date following the Merger, BD LLC will be (i) a limited liability company duly organized under the Delaware Limited Liability Company Act, as amended, validly existing and in good standing under the laws of Delaware and will have all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business and the broker-dealer business of SCB New York as now conducted and as will be conducted by BD LLC on the Closing Date, except for any such governmental licenses, authorizations, permits, consents and approvals the absence of which does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Seller and the Companies, taken as a whole, and (ii) in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Seller and the Companies, taken as a whole.

            (e)        As of the Closing Date, ADV LLC will be (i) a limited liability company duly organized under the Delaware Limited Liability Company Act, as amended, validly existing and in good standing under the laws of Delaware and will have all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business and the investment advisory business of SCB New York as now conducted and as will be conducted by ADV LLC on the Closing Date, except for any such governmental licenses, authorizations, permits, consents and approvals the absence of which does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Seller and the Companies, taken as a whole, and (ii) in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Seller and the Companies, taken as a whole.

             SECTION 3.02.  Corporate Authorization.   The execution, delivery and performance by Seller of this Agreement and the other Seller Transaction Agreements and the consummation of the transactions contemplated hereby and thereby are within Seller’s corporate powers and, except for any required approval by Seller’s stockholders, have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement constitutes, and each of the other Seller Transaction Agreements when executed will constitute, a valid and binding agreement of Seller.

             SECTION 3.03.  Governmental Authorization.   The execution, delivery and performance by Seller of this Agreement and the other Seller Transaction Agreements, the consummation of the transactions contemplated hereby and thereby and the continuance following the Closing Date of the businesses of the Companies as conducted as of the Closing Date require (a) no action by or in respect of, or filing with, any governmental body, agency or official or self-regulatory organization other than compliance with any applicable requirements of (i) the HSR Act and the Antitrust Laws of any applicable foreign jurisdiction and the agencies and bodies responsible therefor; (ii) the Commodity Futures Act of Canada; (iii) the Securities Act of Ontario, Canada; (iv) the Investment Canada Act; (v) the Commodity Futures Act of Ontario, Canada; (vi) the Securities Act Alberta, Canada; (vii) the Securities Act Manitoba, Canada; (viii) the Securities Act of British Columbia, Canada; (ix) the Securities Act of New Brunswick, Canada; (x) the Securities Act of Newfoundland, Canada; (xi) the Licensing Act of Prince Edward Island; (xii) the Corporations Law of Australia (Australian Securities and Investment Commission); (xiii) the Australian Trade Practices Act 1974; (xiv) the United Kingdom’s Financial Services Act 1986; (xv) the U.S. Commodity Exchange Act; (xvi) the National Association of Securities Dealers; (xvii) state securities regulations; (xviii) the New York Stock Exchange; (xix) the American Stock Exchange; (xx) the Boston Stock Exchange; (xxi) the Chicago Stock Exchange; (xxii) the Pacific Stock Exchange; (xxiii) the National Futures Association; (xxiv) the Municipal Securities Rule Making Board; (xxv) the Securities Investor Protection Corporation; (xxvi) the National Securities Clearing Corporation; (xxvii) the Depository Trust Company; (xxviii) the Options Clearing Corporation; (xxix) the 1934 Act; (xxx) the Commodity Futures Trading Commission; (xxxi) the Investment Company Act; (xxxii) the Investment Advisers Act, (xxxiii) the New York Business Corporations Law and any applicable filings thereunder; and the Delaware General Corporation Law and any applicable filings thereunder; and (b) no other action by or in respect of or filing with any other governmental body, agency or official as to which the failure to take, make or obtain has or has a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Seller and the Companies, taken as a whole.

             SECTION 3.04.  Noncontravention.  Except as set forth in Section 3.04 of the Disclosure Letter, the execution, delivery and performance by Seller of this Agreement and the other Seller Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation, certificate of formation, bylaws or limited liability company agreement of Seller or any of the Companies, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action (except for any consents in respect of Client Contracts) by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any of the Companies or to a loss of any benefit to which Seller or any of the Companies is entitled under any provision of any agreement or other instrument binding upon Seller or any of the Companies or by which any of the BTI Purchased Assets is or may be bound or (iv) result in the creation or imposition of any Lien on any asset of any of the Companies, other than Permitted Liens, except, in the cases of clauses  (ii), (iii) and (iv), for any such violations, consents, actions, defaults, rights or losses that do not have or do not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Seller and the Companies, taken as a whole.

             SECTION 3.05.  Capitalization.  (a) The authorized capital stock of Seller consists of 500,000 shares of Common Stock.  As of June 20, 2000, there are outstanding 99,400 shares of Common Stock of Seller.

            (b)        The authorized share capital of SCB United Kingdom consists of 1,000 ordinary shares of Common Stock. As of June 20, 2000, there are outstanding 10 ordinary shares of Common Stock of SCB United Kingdom.

            (c)        The authorized capital stock of SCB Australia consists of 1,000,000 shares of Common Stock.  As of June 20, 2000, there are outstanding 100,003 shares of Common Stock of SCB Australia.

            (d)        The authorized capital stock of BTI consists of 1,000 shares of Common Stock.  As of June 20, 2000, there are outstanding 1,000 shares of Common Stock of BTI.

            (e)        As of June 20, 2000, the authorized capital stock of SCB New York consists of 500,000 shares of Common Stock and there are outstanding 99,350 shares of Common Stock of SCB New York.

            (f)         All outstanding shares of capital stock of Seller, BTI, SCB United Kingdom, SCB Australia, and, as of June 20, 2000, SCB New York have been duly authorized and validly issued and are fully paid and non–assessable.  Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of Seller, BTI, SCB United Kingdom, SCB Australia or, as of June 20, 2000, SCB New York,  (ii) securities of Seller, BTI, SCB United Kingdom, SCB Australia or SCB New York convertible into or exchangeable for shares of capital stock, voting securities or Equity of such Seller or Company, as the case may be, and (iii) options or other rights to acquire from Seller, BTI, SCB United Kingdom, SCB Australia or SCB New York, or other obligation of Seller, BTI, SCB United Kingdom, SCB Australia or SCB New York to issue, any capital stock, voting securities, Equity or securities convertible into or exchangeable for capital stock, voting securities or Equity of such Seller or Company, as the case may be (the items in clauses 3.05(f)(i), 3.05(f)(ii) and 3.05(f)(iii) being referred to collectively as the “SCB Securities”).  Except as set forth in Seller’s Shareholders’ Agreement dated as of November 23, 1998, there are no outstanding obligations of the Seller or any of the Companies to repurchase, redeem or otherwise acquire any SCB Securities.

             SECTION 3.06.  Ownership of Equity.   Seller is the record, legal and beneficial owner of (a) the Equity and (b) the Purchased Investments, in each case free and clear of any Lien. As of the Closing Date,  Seller will be the record, legal and beneficial owner of all of the outstanding capital stock of SCB Partners, free and clear of any Lien.

            SECTION 3.07.  Excluded Assets; Subsidiaries.   (a) The Seller does not own any assets other than the Equity, the Purchased Investments and cash and cash equivalents, has not carried on any other business or activities other than acting as a holding company for the Companies and, on and following the date of its organization, SCB Partners and has no employees.

            (b)        Except as set forth in Section 3.07(b) of the Disclosure Letter, none of the Companies has any Subsidiaries or equity investments in other Persons, other than investments in investment products of the Companies and cash equivalents.

            (c)        As of Closing, SCB Partners does not own any assets other than the Equity, the Purchased Investments and cash and cash equivalents, has not carried on any other business or activities other than acting as a holding company for the Companies and has no employees.

            (d)        As of Closing, ADV LLC does not own any assets other than the Designated ADV LLC Transferred Assets, does not have any liabilities other than the Designated ADV LLC Assumed Liabilities, and, prior to the Closing Date, has not carried on any business or activities and has had no employees.

             SECTION 3.08.  Financial Statements.  (a) The audited consolidated balance sheets as of December 31, 1999, 1998 and 1997 and the related audited consolidated statements of income and cash flows for each of the years ended December 31, 1999 and 1997 and for the 10 months ended December 31, 1998 (the “Audited Financial Statements”) and the unaudited interim consolidated balance sheet as of May 31, 2000 and the related unaudited interim consolidated statements of income and cash flows for the five month period ended May 31, 2000 of the Seller and the Companies, set forth in Section 3.08(a) of the Disclosure Letter, fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto, it being understood that the unaudited interim financial statements do not contain footnotes), the consolidated financial position of the Seller and the Companies as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

            (b)        (i) The unaudited consolidating balance sheets of Seller (including Seller’s interest in the Purchased Investments) and the Companies as of December 31, 1999 and 1998 and the related unaudited consolidating statements of income and cash flows for the year ended December 31, 1999 and the 10 months ended December 31, 1998 and the unaudited interim consolidating balance sheet as of May 31, 2000 and the related interim consolidating statements of income and cash flows for the five month period ended May 31, 2000, as set forth in Section 3.08(b)(i) of the Disclosure Letter, are prepared on a basis consistent with that used in the preparation of the related Audited Financial Statements and fairly present in all material respects (but without any footnote disclosures required under generally accepted accounting principles)  the financial position of Seller (including Seller’s interest in the Purchased Investments) and the Seller and the Companies as of the dates thereof and their results of operations and cash flows for such periods and (ii) the unaudited combined pro forma balance sheet of the Companies (and Seller’s interest in the Purchased Investments) as of December 31, 1999 and the unaudited interim pro forma combined balance sheet as of May 31, 2000, as set forth in Section 3.08(b)(ii) of the Disclosure Letter, are prepared on a basis consistent with that used in the preparation of the Audited Financial Statements and fairly present in all material respects the combined financial position of the Companies (and Seller’s interest in the Purchased Investments) as of the dates thereof.

             SECTION 3.09.  Absence of Certain Changes.  Except as set forth in Section 3.09 of the Disclosure Letter, (i) since the Seller Balance Sheet Date, the business of the Companies has been conducted in the ordinary course consistent with past practices) and (ii) there has not been:

            (a)        any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or has a significant risk of having a Material Adverse Effect on the Companies, taken as a whole;

            (b)        except as provided in Section 2.01, any amendment of any material term of any outstanding security or membership interest of any of the Companies;

            (c)        any incurrence, assumption or guarantee by any of the Companies of any indebtedness for borrowed money other than indebtedness that can be prepaid without penalty;

            (d)        any making of any loan, advance or capital contributions to or investment in any Person, other than the Companies, margin indebtedness, employee loans entered into in the ordinary course of business consistent with past practices and investments in investment products of the Companies;

            (e)        any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of any of the Companies which, individually or in the aggregate, has had or has a significant risk of having a Material Adverse Effect on the Companies, taken as a whole;

            (f)         any transaction or commitment made, or any contract or agreement entered into, by any of the Companies relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by any of the Companies of any contract or other right, in either case, material to the Companies, taken as a whole, other than contracts, agreements, relinquishments, transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement or entered into with the consent of Buyer, which consent shall not be unreasonably withheld;

            (g)        any change in any method of accounting or accounting practice by any of the Companies except for any such change after June 20, 2000 required by reason of a concurrent change in generally accepted accounting principles;

            (h)        except with the consent of Buyer, which consent will not be unreasonably withheld, (i) any employment (other than at-will employment agreements), consulting, deferred compensation, incentive compensation, bonus, commission, severance, retirement or other similar agreement (other than as such agreements relate to at-will employment agreements), plan or written policy entered into with or for the benefit of any director or officer or, other than in the ordinary course consistent with past practice, any employee of any of the Companies (or any amendment to any such existing agreement), (ii) other than in the ordinary course consistent with past practice, any grant of any severance or termination pay to any director, officer or employee of any of the Companies, or (iii) other than in the ordinary course of business consistent with past practices, any change in compensation or other benefits payable to any director, officer or employee of any of the Companies pursuant to any severance or retirement plans or policies thereof;

            (i)         any change in pricing policy with respect to the provision of services (including brokerage services)  to the Registered Fund or any Non-Fund Client or prospective Non-Fund Client (including any participant or prospective participant in the Registered Fund); or

            (j)         in the case of the Registered Fund, any action taken by the Board of Directors of the Registered Fund other than in the ordinary course of business consistent with past practices or as contemplated by or in connection with this Agreement.

             SECTION 3.10.  No Undisclosed Material Liabilities.  There are no liabilities of any of the Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

            (a)        liabilities provided for in the Seller Balance Sheet or disclosed in the notes thereto;

            (b)        liabilities disclosed in Section 3.10 of the Disclosure Letter;

            (c)        liabilities to or on behalf of customers arising and continuing in the ordinary course of business consistent with past practices; and

            (d)        other undisclosed liabilities which, individually or in the aggregate, do not have or do not have a significant risk of having a Material Adverse Effect on the Companies, taken as a whole.

             SECTION 3.11.  Intercompany Accounts.  Section 3.11 of the Disclosure Letter contains a complete statement of all intercompany balances as of the Seller Balance Sheet Date between Seller and its Affiliates, on the one hand, and the Companies, on the other hand, except for intercompany balances created in the ordinary course of business consistent with past practices.  Since the Seller Balance Sheet Date there has not been any accrual of liability by any of the Companies, on the one hand, to Seller or any of its Affiliates, on the other hand, or other transaction between any of the Companies, on the one hand, and Seller and any of its Affiliates, on the other hand, except in the ordinary course of business of the Companies consistent with past practice or as provided in Section 3.11 of the Disclosure Letter.

             SECTION 3.12.  Material Contracts.  (a)  Except as disclosed in Section 3.12 of the Disclosure Letter or except as hereafter entered into with the consent of the Buyer, which consent shall not be unreasonably withheld, none of the Companies is a party to or bound by:

            (i)         any lease for real property;

            (ii)        any lease for personal property providing for annual rentals of $100,000 or more;

            (iii)       any sales, distribution (other than in connection with the Registered Fund), advisory, securities lending, syndicate, financial planning or other similar agreement providing for the provision by any of the Companies of Investment Management Services, advisory services, securities lending transactions, financial planning services, distribution services or brokerage or underwriting services, in each case, not entered into in the ordinary course of business;

            (iv)       any partnership, joint venture or other similar agreement or arrangement or any agreements related to the Purchased Investments, other than those agreements pursuant to which any of the Companies is an investment adviser;

            (v)        any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

            (vi)       other than in relation to the stock lending business of the Companies or customer margin indebtedness in the ordinary course consistent with past practices, any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) requiring payments by any of the Companies in excess of $1 million, except any such agreement entered into subsequent to the date of this Agreement as permitted by Section 3.09(c);

            (vii)      any option, license (other than intellectual property licenses and inter-company licenses) or similar agreement providing for payments in excess of $1 million;

            (viii)      any agency, dealer, sales representative, marketing or other similar agreement not entered into in the ordinary course of business;

            (ix)       any agreement that limits the freedom of any of the Companies to compete in any line of business with any Person or in any area or which would so limit the freedom of any of the Companies after the Closing Date;

            (x)        any agreement that will constitute an obligation of the Companies following Closing and that is with (A) Seller or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Seller or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, (other than any Person whose voting securities are held in client accounts), with power to vote by Seller or any of its Affiliates, other than Client Contracts or (D) any director, partner, trustee or officer of Seller or any of its Affiliates or any “associates” or members of the “immediate family” of any such director, partner, trustee or officer of Seller or any of its Affiliates (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

            (xi)       any agreement with any director or officer of any of the Companies or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

            (xii)      any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Companies, taken as a whole.

            (b)        (i) Each agreement, contract, plan, lease, arrangement or commitment disclosed in the Disclosure Letter to this Agreement or required to be disclosed pursuant to this Section not terminable by either party on notice of 90 days or less is a valid and binding agreement of such Company party to such agreement, contract, plan, lease arrangement or commitment and is in full force and effect, except for any agreements, contracts, plans, leases, arrangements and commitments, the failure of which to be valid and binding does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole, and (ii) none of the Companies, or, to the knowledge of Seller, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, except for any such default or breach which, individually or in the aggregate, does not have or does not have a significant risk of having a Material Adverse Effect on the Companies, taken as a whole.  True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been made available to Buyer.

             SECTION 3.13.  Litigation; Investigation.  (a) As of June 20, 2000, there is not now and there has not been since November 1, 1998 any action, suit, investigation or proceeding (or, to the knowledge of Seller, any basis therefor) pending against or, to the knowledge of Seller, threatened against or affecting, Seller or any of the Companies or any of their respective properties before, brought by, or threatened by, any court, arbitrator, governmental body, agency, official or self-regulatory organization which, if determined or resolved adversely in accordance with the plaintiff’s demands, has or has a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.

            (b)        As of the Closing Date, there is not and there has not been since November 1, 1998 any action, suit, investigation or proceeding (or, to the knowledge of Seller, any basis therefor) pending against or, to the knowledge of Seller, threatened against or affecting, Seller or any of the Companies or any of their respective properties before, brought by, or threatened by, any court, arbitrator, governmental body, agency, official or self-regulatory organization which has or has a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.

             SECTION 3.14.  Compliance with Laws and Court Orders.  Except as disclosed in Seller’s Form ADV dated March 29, 2000, none of the Companies is in violation of, and has not since January 1, 1998 violated, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order, decree or rule of any self-regulatory organization, except for violations that, individually or in the aggregate, do not have or do not have a significant risk of having a Material Adverse Effect on the Companies, taken as a whole.

             SECTION 3.15.  Properties.  (a) None of the Companies owns any real property.  The Companies have valid title to all of the property and assets (whether personal, tangible or intangible) reflected on the Seller Balance Sheet or acquired after the Seller Balance Sheet Date, except for properties and assets sold since the Seller Balance Sheet Date in the ordinary course of business consistent with past practices.  None of such property or assets is subject to any Lien, except:

            (i)         Liens disclosed on the Seller Balance Sheet or the footnotes thereto;

            (ii)        Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Seller Balance Sheet); or

            (iii)       Liens which, individually or in the aggregate, do not have or do not have a significant risk of having a Material Adverse Effect on the Companies, taken as a whole (clauses (i)-(iii) of this Section are, collectively, the “Permitted Liens”).

            (b)        The property and assets, including the BTI Purchased Assets and the Designated ADV LLC Transferred Assets, owned or leased by the Companies, or which the Companies otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of any of the Companies and are adequate to conduct such businesses as currently conducted and as planned by the Companies to be conducted.

            (c)        Upon consummation of the transactions contemplated hereby, Buyer will have acquired valid title in and to, or a valid leasehold interest in, each of the BTI Purchased Assets, free and clear of all Liens, except for Permitted Liens.

             SECTION 3.16.  Intellectual Property.  (a) Section 3.16(a) of the Disclosure Letter contains a true and complete list of (i) each patent, registered trademark or registered service mark owned by Seller or any of the Companies and (ii) each Licensed Intellectual Property Right (excluding software that may be purchased over-the-counter) pursuant to which either the Seller or any of the Companies is required to make payments in excess of $500,000 per year, specifying as to each such Intellectual Property Right, as applicable, (i) the nature of such Intellectual Property Right, (ii) with respect to patents, registered trademarks, and registered service marks comprising Owned Intellectual Property Rights, the owner of such Intellectual Property Right, (iii) with respect to patents, registered trademarks, and registered service marks comprising Owned Intellectual Property Rights, the jurisdictions by or in which such Intellectual Property Right (A) is recognized (without regard to registration) or (B) has been issued or registered or in which an application for such issuance or registration has been filed, (iv) with respect to patents, registered trademarks, and registered service marks comprising Owned Intellectual Property Rights, the registration or application numbers thereof, and (v) all agreements related to Owned Intellectual Property Rights.

            (b)        The Companies own or license all Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Companies as currently conducted and as proposed by any of the Companies to be conducted.  There exist no restrictions on the disclosure, use or transfer of the Owned Intellectual Property Rights.  The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Owned Intellectual Property Right or, except as set forth in Section 3.16(b) of the Disclosure Letter, any Licensed Intellectual Property Rights acquired at a cost of $100,000 or more or that would cost more than $200,000 to replace.

            (c)        None of Seller or any of the Companies has given an indemnity in connection with any Intellectual Property Right to any Person other than customary indemnities in connection with any Licensed Intellectual Property Right.

            (d)        None of the Companies has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person, except for any such infringements, misappropriations or other violations that do not have or do not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.  There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Seller, threatened against or affecting, any of the Companies, any present or former officer, director or employee of any of the Companies (i) based upon, or challenging or seeking to deny or restrict, the rights of any of the Companies in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided by any of the Companies do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that any of the Companies have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, except in the case of clauses  (i), (ii) or (iii) to the extent that such claims, actions, suits, investigations or proceedings, individually or in the aggregate, do not have or do not have a significant risk of having a Material Adverse Effect on the Seller and the Companies, taken as a whole.

             SECTION 3.17.  Insurance Coverage.  Seller has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Seller or any Company requiring annual premium payments in excess of $50,000.  Except as set forth in Section 3.17 of the Disclosure Letter, there is no claim by or on behalf of any of the Companies in excess of $500,000 pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums due and payable under all such policies and bonds have been timely paid and the Seller and the Companies have otherwise substantially complied with the terms and conditions of all such policies and bonds in all respects, except where the failure to so comply, individually or in the aggregate, does not have or does not have a significant risk of having a Material Adverse Effect on the Seller and the Companies, taken as a whole.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect.  Since January 1, 1997, Sellers and the Companies have maintained policies and bonds of the type and in amounts as are required by applicable law and otherwise as management of the Seller reasonably believes is prudent.  Seller does not know of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies or bonds, except for such terminations, increases and alterations that, individually or in the aggregate, do not have or do not have a significant risk of having a Material Adverse Effect on the Seller and the Companies, taken as a whole.  Except as disclosed in Section 3.17 of the Disclosure Letter, the Companies shall after the Closing continue to have coverage under all such policies and bonds of Seller or any Company with respect to events occurring prior to the Closing.

             SECTION 3.18.  Permits.  (a) The Permits are valid and in full force and effect, (b) none of the Companies is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (c) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, except for such Permits the failure of which to be valid, and except for such defaults and such terminations or impairments, that do not have or do not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.

             SECTION 3.19.  Finders’ Fees.  Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of the Companies who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

             SECTION 3.20.  Employees; Labor Matters.  (a) Section 3.20 of the Disclosure Letter sets forth a true and complete list as of May 31, 2000 of the names, titles and annual salaries of all officers of the Companies and all other employees of the Companies whose annual base salary exceeds $200,000.  Except as set forth in Section 3.20(a) of the Disclosure Letter, to the knowledge of the executive officers of Seller, as of June 20, 2000, no stockholder or principal intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.  Each employee, officer or director of the Seller or any of the Companies is appropriately registered as a broker-dealer, investment adviser, registered representative, commodity trading adviser, commodity pool operator, futures commission merchant or transfer agent (or in a similar capacity) with any governmental authority or self-regulatory organization requiring such registration for the performance of such functions, except for such registrations the absence of which does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.

            (b)        The Companies are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such compliance the failure of which or such engagement which does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.  As of June 20, 2000, there is no unfair labor practice complaint pending or, to the knowledge of Seller, threatened against any of the Companies before the National Labor Relations Board, and as of the Closing Date, there will be no such complaints pending or threatened which individually or in the aggregate have a significant risk of having a Material Adverse Effect.

             SECTION 3.21.  Employee Benefit Plans.  (a)  Section 3.21(a) of the Disclosure Letter lists each “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or material oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post- employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by any of the Companies or any ERISA Affiliate and covers any employee or former employee of any of the Companies, or with respect to which any of the Companies has any liability.  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and material written interpretations thereof have been made available to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the “Employee Plans”.  For purposes of this Section, “ERISA Affiliate” of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414(b) or (c) of the Code.

            (b)        Except as set forth in Section 3.21(b) of the Disclosure Letter, none of the Companies or any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any Employee Plan subject to Title IV of ERISA.

            (c)        None of the Companies or any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any “multiemployer plan,” as defined in Section 3(37) of ERISA.  None of the Companies has any liabilities, actual or contingent, present or future, under any plan described in Section 4(b)(5) or 401(a)(1) of ERISA which are more than de minimus in the aggregate.

            (d)        Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service.  The Seller has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan.  Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.  No material events have occurred with respect to any Employee Plan that, assuming the taxable period of such event expired as of June 20, 2000, if applicable, would reasonably be expected to result in payment or assessment by or against any of the Companies of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

            (e)        Except as set forth in Section 3.21(e) of the Disclosure Letter, neither the consummation of the transactions contemplated by this Agreement nor the commitment to or consummation of any other transaction constituting a change in control of any entity will entitle any employee or independent contractor of any of the Companies to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan which would not otherwise be so paid, vested, funded, increased or otherwise triggered but for the consummation of such transactions.  There is no Employee Plan being assumed by the Buyer that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code if the transactions contemplated by this Agreement constituted a change in the ownership or effective control of any entity or a change in the ownership of a substantial portion of the assets of any entity within the meaning of Section 280G(b)(2)(A)(1) of the Code.

            (f)         Except as set forth in Section 3.21(f) of the Disclosure Letter, none of the Companies has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of any of the Companies (the liability for which is more than de minimus) except as required to avoid excise tax under Section 4980B of the Code.

            (g)        Section 3.21(g) of the Disclosure Letter identifies each International Plan.  Seller has made available to Buyer copies of each International Plan.  Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities.  There has been no amendment to, written interpretation of or announcement (whether or not written) by Seller or any of its Affiliates or the Companies relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such  International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to June 20, 2000.  According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if no such assumptions have been used, according to reasonable actuarial assumptions in the given context), as of June 20, 2000 the total amount or value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Companies have or would have after the Closing of any obligation.

            (h)        Except as set forth in Section 3.21(h) of the Disclosure Letter, there has been no amendment to, written interpretation or announcement by any of the Companies or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan being assumed by the Buyer, or for which Buyer will otherwise be liable, which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year.

            (i)         None of the Companies is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

            (j)         All contributions required to be made under the terms of any Employee Plan have been timely made or have been reflected on the Seller Balance Sheet.  None of the Companies have made commitments for the payment of any bonuses, incentive compensation or commissions of any kind and in any form (the liability for which is more than de minimus) to any employee or former employee of the Companies with respect to any period following the Closing, other than commitments retained or assumed by Seller or SCB Partners.

            (k)        There is no action, suit, investigation, audit or proceeding filed against or involving or, to the knowledge of any of the Companies, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

             SECTION 3.22.  Environmental Matters.  (a) Except as to matters that, individually or in the aggregate, do not have and do not have a significant risk of having a Material Adverse Effect on the Seller and the Companies, taken as a whole:

            (i)         no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to Seller’s knowledge, threatened by any governmental entity or other Person with respect to any matters relating to any of the Companies and relating to or arising out of any Environmental Law;

            (ii)        there are no liabilities of or relating to any of the Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law;

            (iii)       except in compliance with Environmental Laws or in a manner that does not have a significant risk of resulting in liability to any of the Companies thereunder, no polychlorinated biphenyls, radioactive material, lead,  asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by any of the Companies;

            (iv)       except in compliance with Environmental Laws or in a manner that does not have a significant risk of resulting in liability to any of the Companies thereunder, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by any of the Companies;

            (v)        except in compliance with Environmental Laws or in a manner that does not have a significant risk of resulting in liability to any of the Companies thereunder, no property now or previously owned, leased or operated by any of the Companies or any property to which any of the Companies has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up; and

            (vi)       the Companies are in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect.

            (b)        There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has knowledge in relation to any property or facility now or previously owned, leased or operated by any of the Companies which has not been delivered to Buyer at least ten days prior to June 20, 2000.

            (c)        None of the Companies owns, leases or operates or has owned, leased or operated any property or has conducted any operations in New Jersey or Connecticut.

            (d)        For purposes of this Section, the term “Companies” shall include any entity which is, in whole or in part, a predecessor of any of the Companies.

             SECTION 3.23.  Investment Management Activities.   (a) Registered Fund Client. The only investment company required to be registered under the Investment Company Act for which the Seller or any of the Companies acts as investment adviser that is sponsored by Seller or the Companies is the Sanford C. Bernstein Fund, Inc. (the “Registered Fund”).

            (b)        Schedule of Clients.  Section 3.23(b) of the Disclosure Letter contains a list as of May 31, 2000 of the 50 largest institutional clients of the Companies and all private clients of the Companies with assets under management of $10 million or more and the assets under management for each.  The Companies also provide services to (i) pooled investment funds sponsored by any of the Companies for which the Seller or any of the Companies acts as investment adviser and which are not required to be registered under the Investment Company Act (“Non-Registered Funds”) and (ii) investment advisory clients who are neither the Registered Fund nor Non-Registered Funds and including clients for whom the Companies act as sub-adviser, the “Non-Fund Clients”). The Registered Fund, the Non-Registered Funds and the Non-Fund Clients are referred to collectively as the “Advisory Clients”.

            (c)        Client Contracts. (i) The Seller has previously made available to the Buyer representative forms of investment advisory agreements entered into with the Registered Fund, Non-Registered Funds and Non-Fund Clients.

            (ii)        Each Client Contract and any subsequent renewal has been duly authorized, executed and delivered by one or more of the Companies and, in the case of the Registered Fund, has been adopted in compliance with Section 15 of the Investment Company Act, and is a valid and legally binding agreement, enforceable against such Company.

            (iii)       Neither the Seller nor any of the Companies is currently in default under any of the terms of any Client Contract other than defaults which do not, individually or in the aggregate, have or have a significant risk of having a Material Adverse Effect on the Seller and the Companies, taken as a whole.

            (iv)       Section 3.23(c)(iv) of the Disclosure Letter contains a description of any and all fee waivers, fee limitations and undertakings by any of the Companies to cap fees or to reimburse any or all fees relating to any Advisory Client, other than “most favored nation” provisions.

            (d)        Regulatory Qualification. The Seller and each of the Companies acting in the capacity of an investment adviser (as used in the Investment Advisers Act) to a Registered Fund, Non-Registered Fund or Non-Fund Client is registered as an investment adviser under the Investment Advisers Act or is not required to be so registered.

            (e)        Assets Under Management. Section 3.23(e) of the Disclosure Letter contains a true and accurate statement of the fair market value of the assets under management as of May 31, 2000 in each of the House Pool, the Institutional-Equity Pool, the Institutional Fixed-Income Pool, the Private Clients Pool and the Stanley Bogen Pool and the weighted average annualized base fee realization rates with respect to each such Pool for the bills sent or charged for the year 2000 second quarter.

             SECTION 3.24.   Funds.  (a) Proper Registration.  The Registered Fund is, and at all time during the past five years has been, registered with the SEC as an investment company under the Investment Company Act.

            (b)        Financial Statements.  The Seller has made available to the Buyer copies of the audited financial statements for the Registered Fund for each of its fiscal years since January 1, 1997 (the “Registered Fund Financial Statements”).  The Registered Fund Financial Statements have been prepared in accordance with generally accepted accounting principles applied by the Registered Fund on a consistent basis and fairly presents in all material respects the financial positions and statement of net assets as of the date thereof and the results of operations for the period then ended.  The Registered Fund has not incurred any obligation or liability (contingent or other) that, individually or in the aggregate, is or when accrued, would be, material to the financial condition or results of operations of the Registered Fund, except as reflected in its Registered Fund Financial Statements.

            (c)        Registered Fund Contracts.  Each Investment Contract, including each administration agreement between the Registered Fund and Seller or any of the Companies, each Underwriting Agreement (the “Underwriting Agreement”) between the Seller or any of the Companies, on the one hand, and the Registered Fund, on the other hand, and each agreement (the “Services Agreement”) between the Seller or any of the Companies, on the one hand and the Registered Fund, on the other hand, and any subsequent renewal of any such agreement, has been duly authorized, executed and delivered by the Seller or the Registered Fund, as the case may be, and is a valid and legally binding agreement.

            (d)        SEC Filings.  The Registered Fund has filed with the SEC all material contracts, including all agreements and arrangements for the distribution of shares, to which the Registered Fund is a party or by which the Registered Fund or its property is bound.

            (e)        Registered Fund Prospectuses.  The current prospectus (which term, as used in this Agreement, shall include any related statement of additional information), as amended or supplemented, relating to the Registered Fund has been supplied or made available to the Buyer, each such prospectus, as amended or supplemented, is in substantial compliance with the requirements of the 1933 Act, the 1934 Act, including Rule 10b-5 thereunder, and the Investment Company Act, and, where applicable, the rules of the NASD and the applicable U.S. states, and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (f)         12b-1 Plans. The Registered Fund has not entered into a distribution plan pursuant to Rule 12b-1 under the Investment Company Act for any series or class of shares offered by the Registered Fund.

            (g)        Proxy Solicitation Materials.  The proxy solicitation materials to be distributed to the shareholders of the Registered Fund in connection with the approvals described in Section 5.07 will provide all information necessary in order to make the disclosure of information therein satisfy the requirements of Section 14 of the 1934 Act, Section 20 of the Investment Company Act and the rules and regulations thereunder and such materials (except to the extent supplied by Buyer or any of its officers) will be complete in all material respects and will not contain (at the time such materials or information are distributed, filed or provided, as the case may be and at the time of the applicable shareholder vote or action, including any supplement thereto) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

            (h)        Disciplinary Matters.  The Registered Fund has not been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of the 1933 Act, the 1934 Act, the Investment Company Act or any similar law of a non-U.S. jurisdiction.

            (i)         Portfolio Management.  Since January 1, 1997, the Registered Fund has been operated in substantial compliance with its respective objectives, policies and restrictions, including without limitation those set forth in the governing instrument.

            (j)         Fees.  There are no distribution-related fees payable to any Person in connection with the distribution of the shares of the Registered Fund.

            (k)        Sales Load Reallowance Policies.  There have been no material changes in sales load reallowance policies with respect to sales of shares of the Registered Fund.

             SECTION 3.25.  Non-Registered Funds.  (a) Authorization.  Each Non-Registered Fund has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization.

            (b)        Registration Not Required.  No Non-Registered Fund is required to be registered as an investment company under the Investment Company Act.

            (c)        Financial Statements.  The Companies have made available to Buyer copies of the audited financial statements for each of the Non-Registered Funds for each of their respective fiscal years since January 1, 1997 (the “Non-Registered Fund Financial Statements”). Each Non-Registered Fund Financial Statement has been, in the case of domestic Non-Registered Funds, prepared in accordance with generally accepted accounting principles and, in the case of foreign Non-Registered Funds, prepared in accordance with generally accepted accounting principles as disclosed in such Non-Registered Fund’s financial statements, in each case consistently applied by the applicable Non-Registered Fund and fairly presents in all material respects the financial positions and statement of net assets as of the date thereof and the results of operations for the period then ended.  None of the Non-Registered Funds has incurred any obligation or liability (contingent or other) that, individually or in the aggregate, is or when accrued, would be, material to the financial condition or results of obligations of such Non-Registered Fund, except as reflected in its Non-Registered Fund Financial Statements.

            (d)        Disciplinary Matters.  None of the Non-Registered Funds has been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of the 1933 Act, the 1934 Act, the Investment Company Act or any similar law of a non-U.S. jurisdiction.

            (e)        Portfolio Management.  Since January 1, 1997, each Non-Registered Fund has been operated in substantial compliance with its respective objectives, policies and restrictions, including without limitation those set forth in the applicable offering memorandum and governing instrument.

             SECTION 3.26.  Non-Fund Clients.  Portfolio Management.  Except as set forth in Section 3.26 of the Disclosure Letter, since January 1, 1997, the portfolio of each Non-Fund Client or in the case of any sub-advisory relationship, the portion of the account that is managed by the Companies, has been managed in substantial compliance with its respective objectives, policies and restrictions, including without limitation those set forth in the governing instrument.

             SECTION 3.27.  Regulatory Compliance.  (a) Personnel.  Neither the Seller nor any of the Companies or, to the knowledge of the Seller or any of the Companies, other persons “associated” (as defined under the Investment Advisers Act or 1934 Act) with the Seller or any of the Companies, has been convicted of any crime or has been subject to any disqualification that would be a basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4) - 4(b) thereunder, or of a broker-dealer under Section 15(b)(4) of the 1934 Act or for disqualification as an investment adviser or a principal underwriter for any Registered Fund pursuant to Section 9(a) of the Investment Company Act, during the ten-year period immediately preceding June 20, 2000.

            (b)        Internal Policies and Procedures.  Each of the Companies providing investment advice to the Registered Fund, the Non-Registered Funds and Non-Fund Clients or acting as a distributor for the Registered Fund, the Non-Registered Funds and Non-Fund Clients has adopted a formal code of ethics and a written policy regarding insider trading, a complete and accurate copy of each of which has been made available to the Buyer.  Such codes of ethics and insider trading policies comply in all material respects with Section 17(j) of the Investment Company Act, Rule 17j-1 thereunder, Section 204A of the Investment Advisers Act and Section 15(f) of the 1934 Act.   The policies of each of the Companies providing investment advice as of June 20, 2000 with respect to avoiding conflicts of interest are as set forth in the most recent Form ADV of the respective Company, as amended, which has been made available to the Buyer.  There have been no violations of such codes of ethics or such insider trading policies that, individually or in the aggregate, have or have a significant risk of having a Material Adverse Effect on the Companies, taken as a whole.

            (c)        Registered Fund Procedures.  The Registered Fund has duly adopted procedures pursuant to Rules 17a-7, 17e-1 and 10f-3 under the Investment Company Act, to the extent applicable.  The Registered Fund has for the past two years been operated and is currently operating in compliance in all material respects with Rules 17a-7, 17e-1 and 10f-3 thereunder, to the extent applicable.

            (d)        Regulatory Correspondence.  The Seller or any of the Companies has made (or in the case of filings after June 20, 2000, will make) available to the Buyer true and complete copies of (a) all filings made by Seller or any of the Companies with the SEC within the past two years (including but not limited to all filings on Form ADV, Form TA, Form NSAR, current Form BD and most recent FOCUS Report), (b) all audit reports received by Seller or any of the Companies from the SEC or any other governmental authority or self-regulatory organization and all written responses thereto made by any such person during the past two years, (c) copies of all inspection reports related to Seller or any of the Companies provided to Seller or any of the Companies by the SEC or any governmental authority or self-regulatory organization during the past two years and (d) all correspondence relating to any inquiry or investigation relating to Seller or any of the Companies provided to Seller or any of the Companies.

            (e)        Account Performance.  Seller has provided to Buyer 1998 audited performance summaries and 1999 unaudited performance summaries as set forth in Section 3.27(e) of the Disclosure Letter.  The summaries have been prepared and presented, in all material respects, in conformity with the methodology set forth in the accompanying notes thereto.

             SECTION 3.28.  Broker-Dealer Activities.   (a) Section 3.28 of the Disclosure Letter contains a list, as of June 20, 2000, of each of the Companies that acts or has acted as a broker or dealer in securities in the United States or outside (each of such Companies, a “Broker”).

            (b)        Each Broker is and since January 1, 1997 has been appropriately registered with any U.S. or non-U.S. government or financial industry self-regulatory organization having authority over such Broker (each, a “Financial Regulator”), except for any registrations with Non-U.S. Financial Regulators the absence of which does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.

            (c)        Each Broker is in substantial compliance with the rules and regulations of each Financial Regulator having authority over it, except to the extent that a failure to comply does not have and does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.

            (d)        Each Broker has filed with its appropriate Financial Regulator(s) all reports, schedules, forms, statements and other documents (including financial statements and documents) required by such Financial Regulators from January 1, 1997 to June 20, 2000 (the “Broker Filings”), except to the extent the failure to file does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.  The Broker Filings were prepared in all material respects in accordance with the applicable requirements of such Financial Regulator(s) and did not at the time they were filed contain any untrue statement of material fact or omit to make any statement necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

            (e)        The Broker has instituted procedures to comply with the requirements of Section 11(a) of the 1934 Act and has followed such procedures except to the extent that the failure to so comply, individually or in the aggregate, does not have or does not have a significant risk of having a Material Adverse Effect on the Companies, taken as a whole.

            (f)         The Broker has made available to Buyer its current compliance manual, New York Stock Exchange Floor Brokerage Compliance and Supervisory Manual, and Compliance and Supervisory Outline for Institutional Services Sales Trading Department and Investment Management Domestic and International Equity Trading Departments.

             SECTION 3.29.  Futures Activities.   (a) Section 3.29 of the Disclosure Letter contains a list, as of June 20, 2000, of each of the Companies that acts or has acted as a commodity trading adviser, futures commission, merchant or commodity pool operator in futures or commodity options in the United States or outside (each of such Companies, a “Futures Intermediary”).

            (b)        Each Futures Intermediary is and since January 1, 1997 has been appropriately registered with any U.S. or non-U.S. government or financial industry regulatory authority having authority over such Futures Intermediary (each, a “Futures Regulator”), except for any registrations with Non-U.S. Futures Regulators the absence of which does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.

            (c)        Each Futures Intermediary is in compliance with the rules and regulations of each Futures Regulator having authority over it, except to the extent that a failure to comply does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.

            (d)        Each Futures Intermediary has filed with its appropriate Futures Regulator(s) all reports, schedules, forms, statements and other documents (including financial statements and documents) required by such Futures Regulators from January 1, 1997 to June 20, 2000 (the “Futures Filings”), except to the extent the failure to file does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.  The Futures Filings were prepared in all material respects in accordance with the applicable requirements of such Futures Regulator(s) and did not at the time they were filed contain any untrue statement of material fact or omit to make any statement necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

            SECTION 3.30.  ERISA Clients.   Each account through which any of the Companies provides services to any client (a “Client”) that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a person acting on behalf of such a plan; or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an “ERISA Client”), in each case have been managed by the Companies such that each of the Companies in the exercise of such management is in compliance in all respects with the applicable requirements of ERISA, except to the extent the failure to comply does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.

            SECTION 3.31.  Securities Laws Matters; Disclosures.  (a) Seller (on behalf of Seller and SCB Partners) acknowledges that the Acquired Units have not been registered under the 1933 Act or any state securities laws, may not be transferred in the absence of such registration or pursuant to an exemption from the registration requirements of the 1933 Act, that the Acquired Units will be appropriately legended to so reflect and that the offering of the Acquired Units contemplated hereby is to be effected pursuant to an exemption from the registration requirements imposed by such laws. In this regard, each of Seller, SCB Partners and BTI  is acquiring the Acquired Units for its own account and not with a view to, or for sale in connection with, any public distribution thereof. Each of the Seller, SCB Partners and BTI agrees not to offer, sell or otherwise dispose of the Acquired Units except in compliance with the 1933 Act and applicable state securities laws. Each of the Seller, SCB Partners and BTI is an “accredited investor” (as defined in Regulation D under the 1933 Act), has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Units and is capable of bearing the economic risks of such investment.

            (b)        The Seller confirms that as of Closing, SCB Partners will be incorporated in New York and have its headquarters in New York and a registered agent in New York.

            (c)        None of the information provided by the Seller or any of the Companies for inclusion in the proxy statement(s) to be mailed to the limited partners and unitholders of  Buyer and/or the unitholders of Alliance Holding or any amendment or supplement thereto, at the time of the filing thereof, at the time such proxy statement or any amendment or supplement thereto becomes effective, at the time of the distribution and dissemination thereof and at the time of the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

            SECTION 3.32.  Registered Fund Tax Compliance.  (a) (i) The Registered Fund made or will make the election set forth in Section 851(b) of the Code for its first taxable year for which it represented to its shareholders that it was a regulated investment company; (ii) except for its current taxable year, the Registered Fund has qualified as a regulated investment company as defined in Section 851 of the Code (a “RIC”) for such first taxable year and for each succeeding taxable year; (iii) except for failure to comply with the provisions of Section 852(a)(1) of the Code, the Registered Fund would qualify as a RIC for its current taxable year if the last day of its most recent fiscal quarter ended on or prior to the date of this Agreement were treated as the last date of such taxable year and for the taxable year in which the Closing occurs if the last day of its most recent fiscal quarter ended on or prior to the Closing Date were treated as the last date of such taxable year; and (iv) the Registered Fund has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

            (b)        All material tax returns, reports, declarations, forms or information statements relating to taxes required to be filed by the Registered Fund with any tax authority, or provided by the Registered Fund to any other person, on or before the Closing Date (the “Registered Fund Returns”) have been duly filed, or provided to the appropriate person, by or on behalf of the Registered Fund in accordance with all applicable laws.  As of the time each Registered Fund Return was filed or provided to the relevant person, such Registered Fund Return was accurate and complete in all material respects.  All material taxes due and payable by or on behalf of the Registered Fund on or before June 20, 2000 have been timely paid, or withheld and remitted, to the appropriate tax authority.  There is no judicial or administrative claim, audit, action, suit, proceeding or investigation now pending or to the knowledge of the Seller, threatened against the Registered Fund in respect of any Tax.

            (c)        The representations and warranties contained in this Section 3.32 shall be deemed to apply separately to each such class or series of the Registered Fund if such class or series is treated as a separate entity for purposes of Section 851 of the Code.

            SECTION 3.33.  Non-Registered Funds Tax Compliance.  (a)  Each of the Non-Registered Funds (as defined in Section 3.23(b)) that is created or organized in the United States or any political subdivision thereof is not and has not been at any time since its inception an association taxable as a corporation for U.S. federal income tax purposes and all portions of each such Non-Registered Fund are and have been since their inception either (A) subject to subpart E of part I of subchapter J of chapter 1 of subtitle A of the Code or (B) treated as partnerships within the meaning of the Code.

            (b)        All material tax returns, reports, declarations, forms or information statements relating to taxes required to be filed by any Non-Registered Fund with any tax authority, or provided by any Non-Registered Fund to any other person, on or before the Closing Date (the “Non-Registered Fund Returns”) have been duly filed, or provided to the appropriate person, by or on behalf of such Non-Registered Fund in accordance with all applicable laws.  As of the time each Non-Registered Fund Return was filed or provided to the relevant person, such Non-Registered Fund Return was accurate and complete in all material respects.  All material taxes due and payable by or on behalf of any Non-Registered Fund on or before June 20, 2000 have been timely paid, or withheld and remitted, to the appropriate tax authority.  There is no judicial or administrative claim, audit, action, suit, proceeding or investigation now pending or to the knowledge of the Seller, threatened against or with respect to any Non-Registered Fund in respect of any Tax.

            SECTION 3.34.  Opinion of Financial Advisor.  Seller has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to Seller, to the effect that, as of June 20, 2000, the consideration to be received in the aggregate by Seller and BTI hereunder is fair to Seller from a financial point of view.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller that:

            SECTION 4.01.  Partnership Existence and Power.  (a) (i) As of June 20, 2000, each of Buyer and Alliance Holding is and (ii) as of the Closing Date, each of Buyer and Alliance Holding will be a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and as of June 20, 2000 has, and as of the Closing Date will have, all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as conducted on June 20, 2000 and the Closing Date, respectively, except for any such licenses, authorizations, permits, consents and approvals the absence of which does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on Buyer, its Subsidiaries and Alliance Holding, taken as a whole.

            (b)        Buyer and Alliance Holding have heretofore delivered or made available to Seller true and complete copies of their respective constituent documents, as in effect on June 20, 2000.  Except as permitted by Section 6.07, Buyer and Alliance Holding have made no amendment or modification to their respective constituent documents since June 20, 2000.

            SECTION 4.02.  Partnership Authorization.  Subject to the receipt of the opinions referred to in Section 10.02(e), the execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, and the execution, delivery and performance by Alliance Holding of this Agreement and the consummation of the transactions contemplated hereby, are within the respective powers, rights and authority of Buyer and Alliance Holding and, except for any required approval by Buyer’s limited partners and/or Alliance Holding’s unitholders and limited partners, have been duly authorized by all necessary action on the part of Buyer and Alliance Holding, respectively.  This Agreement constitutes, and each of the other Buyer Transaction Agreements when executed will constitute, a valid and binding agreement of Buyer. This Agreement constitutes a valid and binding agreement of Alliance Holding.

            SECTION 4.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, and the execution, delivery and performance by Alliance Holding of this Agreement and the consummation of the transactions contemplated hereby, require (a) no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of (i) the HSR Act and the Antitrust Laws of any applicable foreign jurisdiction and the agencies and bodies responsible therefor; (ii) the Commodity Futures Act of Canada; (iii) the Securities Act of Ontario, Canada; (iv) the Investment Canada Act; (v) the Commodity Futures Act of Ontario, Canada; (vi) the Securities Act Alberta, Canada; (vii) the Securities Act Manitoba, Canada; (viii) the Securities Act of British Columbia, Canada; (ix) the Securities Act of New Brunswick, Canada; (x) the Securities Act of Newfoundland, Canada; (xi) the Licensing Act of Prince Edward Island; (xii) the Corporations Law of Australia (Australian Securities and Investment Commission); (xiii) the Australian Trade Practices Act 1974; (xiv) the United Kingdom’s Financial Services Act 1986; (xv) the U.S. Commodity Exchange Act; (xvi) the National Association of Securities Dealers; (xvii) state securities regulations; (xviii) the New York Stock Exchange; (xix) the American Stock Exchange; (xx) the Boston Stock Exchange; (xxi) the Chicago Stock Exchange; (xxii) the Pacific Stock Exchange; (xxiii) the National Futures Association; (xxiv) the Municipal Securities Rule Making Board; (xxv) the Securities Investor Protection Corporation; (xxvi) the National Securities Clearing Corporation; (xxvii) the Depository Trust Company; (xxviii) The Options Clearing Corporation; (xxix) the 1933 Act and any applicable state blue sky laws; (xxx) the 1934 Act; (xxxi) the Commodity Futures Trading Commission; (xxxii) the Investment Company Act; (xxxiii) the Investment Advisers Act, (xxxiv) the New York Business Corporations Law and any applicable filings thereunder; and the Delaware General Corporation Law and any applicable filings thereunder; and (b) no other action by or in respect of or filing with any other governmental body, agency or official as to which the failure to take, make or obtain has or has a significant risk of having, individually or in the aggregate, a Material Adverse Effect on Buyer, its subsidiaries and Alliance Holding, taken as a whole.

            SECTION 4.04.  Noncontravention.  (a) The execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not, upon the approval of Buyer’s limited partners and/or Alliance Holding’s unitholders and limited partners of the transactions contemplated by this Agreement, if required, and receipt of the opinions referred to in Section 10.02(e) (i) violate the constituent documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or any of its Subsidiaries to a loss of any benefit to which Buyer or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Buyer or any of its Subsidiaries or by which any of the properties of Buyer or any of its Subsidiaries is bound or (iv) result in the creation or imposition of any Lien on any asset of Buyer or any of its Subsidiaries, except, in the cases of clauses (ii), (iii) and (iv), for any such violations, consents, actions, defaults, rights, losses or Liens that do not have or do not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

            (b)        The execution, delivery and performance by Alliance Holding of this Agreement and the consummation of the transactions contemplated hereby do not and will not, upon the approval of Buyer’s limited partners and/or Alliance Holding’s unitholders and limited partners of the transactions contemplated by this Agreement, if required, (i) violate the constituent documents of Alliance Holding, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Alliance Holding or to a loss of any benefit to which Alliance Holding is entitled under any provision of any agreement or other instrument binding upon Alliance Holding or by which any of the properties of Alliance Holding is bound or (iv) result in the creation or imposition of any Lien on any asset of Alliance Holding, except, in the cases of clauses (ii), (iii) and (iv), for any such violations, consents, actions, defaults, rights, losses or Liens that do not have or do not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on Alliance Holding.

            SECTION 4.05.  Financing.  Buyer will have on the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it and its Subsidiaries to make payment of the Cash Purchase Price and any other amounts to be paid by it hereunder.

            SECTION 4.06.   Acquired Units.   When issued and delivered in accordance with the terms of this Agreement, the Acquired Units will have been duly and validly authorized and issued and the issuance thereof is not subject to any preemptive or other similar right.

            SECTION 4.07.  SEC Filings.  (a) Each of Buyer and Alliance Holding has filed with the SEC (i) its annual report on Form 10–K for the fiscal year ended December 31, 1999, (ii) its quarterly report on Form 10–Q for the fiscal quarter ended March 31, 2000, and (iii) all other reports, statements, schedules and registration statements required to be filed with the SEC since December 31, 1999 (the documents referred to in this Section, collectively, the “Buyer SEC Documents”).

            (b)        As of its filing date, each Buyer SEC Document complied as to form in all respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be, except where such failure to comply does not have or does not have a significant risk of having, individually or in the aggregate, a Material Adverse Effect on Buyer, its Subsidiaries and Alliance Holding, taken as a whole.

            (c)        As of its filing date, each Buyer SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (d)        Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

            SECTION 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included in the Buyer SEC Filings fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto, it being understood that the unaudited interim financial statements do not contain footnotes), the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year–end adjustments in the case of any unaudited interim financial statements).

            SECTION 4.09.  Absence of Certain Changes.  Since the Buyer Balance Sheet Date, except as described in the Buyer SEC Documents filed prior to June 20, 2000, the business of Buyer and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or has a significant risk of having a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

            SECTION 4.10.  Purchase for Investment.  Buyer is purchasing the Equity of ADV LLC for investment for its own account and not with a view to, or for sale in connection with, any public distribution thereof.  Subsequent to the occurrence of the foregoing events and the Dividend Distribution, Buyer is purchasing the Purchased Investments and the Equity of SCB United Kingdom and SCB Australia, the Purchased Investments and the Buyer Interest, and ACM LLC is purchasing the Buyer LLC Interest, in each case for investment for its own account and not with a view to, or for sale in connection with, any public distribution thereof.

            SECTION 4.11.  Litigation; Investigation.  (a) Except as disclosed in the Buyer SEC Documents filed prior to June 20, 2000 and Buyer’s Form ADV for the period ending December 31, 1999, as of June 20, 2000, there is not now and there has not been since November 1, 1998 any action, suit, investigation or proceeding (or, to the knowledge of Buyer, any basis therefor) pending against, or, to the knowledge of Buyer, threatened against or affecting, Alliance Holding or Buyer or any of its Subsidiaries or properties before, brought by, or threatened by, any court, arbitrator, governmental body, agency, official or self-regulatory organization which, if determined or resolved adversely in accordance with the plaintiff’s demands, has or has a significant risk of having, individually or in the aggregate, a Material Adverse Effect on Buyer, its Subsidiaries and Alliance Holding, taken as a whole.

            (b)        Except as disclosed in the Buyer SEC Documents filed prior to June 20, 2000 and Buyer’s Form ADV for the period ending December 31, 1999, as of the Closing Date, there is not and there has not been since November 1, 1998 any action, suit, investigation or proceeding (or, to the knowledge of Buyer, any basis therefor) pending against, or, to the knowledge of Buyer, threatened against or affecting, Alliance Holding or Buyer or any of its Subsidiaries or any of their respective properties before, brought by, or threatened by, any court, arbitrator, governmental body, agency, official or self-regulatory organization which has or has a significant risk of having, individually or in the aggregate, a Material Adverse Effect on Buyer, its Subsidiaries and Alliance Holding, taken as a whole.

            SECTION 4.12.  Finders’ Fees.  Except for The Blackstone Group and Salomon Smith Barney Inc., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

            SECTION 4.13.  Compliance with Laws and Court Orders.  Except as disclosed in the Buyer SEC Documents filed prior to June 20, 2000 and Buyer’s Form ADV for the period ending December 31, 1999, none of Buyer and Buyer’s Subsidiaries is in violation of, and has not since January 1, 1998 violated, and to the knowledge of Buyer is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order, decree or rule of any self-regulatory organization, except for violations that, individually or in the aggregate, do not have or do not have a significant risk of having a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

            SECTION 4.14.  Capitalization.  (a) As of May 31, 2000, there were outstanding 172,906,576 Buyer Units.  Between May 31, 2000 and June 20, 2000, Buyer has not issued any Buyer Units other than pursuant to its employee benefit plans.

            (b)        As of June 20, 2000, all of the outstanding securities of Buyer have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth in this Section 4.14 and except as pursuant to the Financing Agreement, as of June 20, 2000, there are no outstanding (i) Buyer Units, (ii) securities of Buyer convertible into or exchangeable for Buyer Units and (iii) options or other rights to acquire from Buyer, or other obligation of Buyer to issue, any Buyer Units or securities convertible into or exchangeable for Buyer Units, other than pursuant to its employee stock option plans.

            SECTION 4.15.  Private Offering.  Assuming the accuracy of Seller’s representations as set forth in Section 3.31, the offer, issuance and delivery to Seller and SCB Partners pursuant to the terms of this Agreement of the Acquired Units is exempt from registration under the 1933 Act.

            SECTION 4.16.  Existing Registration Rights Agreement.  Buyer and Alliance Holding have made available to Seller copies of all agreements existing as of June 20, 2000 pursuant to which Buyer or Alliance Holding may be required to file a registration statement under the 1933 Act on behalf of any unitholders and/or limited partners, as applicable, of Buyer or Alliance Holding.

            SECTION 4.17.  No Undisclosed Material Liabilities.  Except as disclosed in the Buyer SEC Documents filed prior to June 20, 2000 and Buyer’s Form ADV for the period ending December 31, 1999, there are no liabilities of Buyer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expect to result in such a liability, other than:

            (a)        liabilities provided for in the audited consolidated balance sheet of Buyer and its Subsidiaries as of December 31, 1999 and the footnotes thereto set forth in Buyer’s annual report on Form 10-K for the fiscal year ended December 31, 1999;

            (b)        liabilities incurred in the ordinary course of business consistent with past practice since the Buyer Balance Sheet Date; and

            (c)        other undisclosed liabilities which, individually or in the aggregate, do not have or do not have a significant risk of having a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

            SECTION 4.18.  Tax Treatment.   Buyer is not treated as a corporation for U.S. federal income tax purposes.  Alliance Holding has in effect a valid election to apply Section 7704(g) of the Code.

            SECTION 4.19.  Regulatory Compliance.  Neither Buyer or, to the knowledge of Buyer, other persons “associated” (as defined under the Investment Advisers Act or 1934 Act) with Buyer, has been convicted of any crime or has been subject to any disqualification that would be a basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4) - 4(b) thereunder, or of a broker-dealer under Section 15(b)(4) of the 1934 Act or for disqualification as an investment adviser or a principal underwriter for any investment company pursuant to Section 9(a) of the Investment Company Act, during the ten-year period immediately preceding June 20, 2000.

ARTICLE 5

COVENANTS OF SELLER

            Seller agrees that:

            SECTION 5.01.  Conduct of the Companies.  From June 20, 2000 until the Closing Date, Seller shall cause each of the Companies to conduct its business in the ordinary course consistent with past practice and to use all commercially reasonable efforts to preserve intact its business organizations and relationships with clients, customers, employees, regulatory authorities and other third parties and to keep available the services of its present officers and employees.  Without limiting the generality of the foregoing, from June 20, 2000 until the Closing Date, Seller will not, without the prior written consent of Buyer (which shall not be unreasonably withheld) and except to the extent necessary to consummate the transactions contemplated by Article 2 of this Agreement, and will not permit any of the Companies to:

            (a)       merge or consolidate with any other Person or acquire an amount of assets material to the Companies from any other Person;

            (b)       issue, deliver, sell, pledge or otherwise encumber the Equity or the Common Stock of Seller or repurchase Equity or the Common Stock of Seller from any stockholder of Seller who is bound by a Voting Agreement;

            (c)       other than as permitted in Article 2 hereof, between 11:59 p.m. on September 30, 2000 and the Closing, make any cash, in-kind or other distribution or engage in any transaction with any of the Companies or SCB Partners (in the case of Seller) or the Seller, SCB Partners or any of the other Companies (in the case of a Company) (any such transaction during such period, a “Distribution”); provided that Seller or any of the Companies may pay any such Distribution if such Distribution is payable in cash or marketable securities, was declared prior to 11:59 p.m. on September 30, 2000 and will be reflected on the Closing Balance Sheet in accordance with Section 2.07(a);

            (d)       other than in the ordinary course of business consistent with past practices, sell, lease, license or otherwise dispose of any assets or property;

            (e)       enter into any type of business that is materially different from the business of the Companies as conducted on June 20, 2000;

            (f)        make any capital expenditures that in the aggregate exceed the aggregate amount of expenditures set forth in the Capital Budget 2000 and Project Summary 2000 attached as Section 5.01(f) of the Disclosure Letter; or

            (g)       agree or commit to do any of the foregoing.

            SECTION 5.02.  Access to Information; Confidentiality.  (a) From June 20, 2000 hereof until the Closing Date, Seller will (i) give, and will cause each of the Companies to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access, subject to explicit third party contractual provisions relating to confidentiality and attorney-client privilege, during normal business hours to the offices, properties, books and records of the Companies and to the books and records of Seller relating to the Companies, provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business by Seller and the Companies, (ii) furnish, and will cause each of the Companies to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to any of the Companies as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller or any of the Companies to cooperate with Buyer in its investigation of the Companies.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

            (b)        After the Closing, Seller and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Companies, except to the extent that such information can be shown to have been in the public domain through no fault of Seller or its Affiliates.  The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

            (c)        On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant's work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to any of the Companies.

            SECTION 5.03.  Company Stockholder Meeting.  Seller shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held no later than 30 days after June 20, 2000 (or if Seller gives notice to Buyer pursuant to Section 5.04(c)(iv) within five Business Days prior to the expiration of such 30-day period, on the Business Day following the expiration of such five Business Day period) for the purpose of voting on the approval and adoption of this Agreement and the transactions contemplated hereby. The Board of Directors of Seller has determined to recommend approval and adoption of this Agreement and the transactions contemplated hereby by the Seller’s stockholders, and will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby consistent with its fiduciary obligations under Delaware law.  In connection with such meeting, Seller will otherwise comply with all legal requirements applicable to such meeting.

            SECTION 5.04.  No Solicitation.  (a) From June 20, 2000 until the termination hereof, neither Seller nor any of the Companies shall, nor shall Seller or any of the Companies authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Seller or any of the Companies or afford access to the business, properties, assets, books or records of the Seller or any of the Companies to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Person that is seeking to make, or has made, an Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Seller or any of the Companies.  Seller shall notify Buyer promptly (but in no event later than 24 hours) after receipt by Seller (or any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors) of any Acquisition Proposal, any indication that a Person is seriously considering making an Acquisition Proposal or of any request for information relating to Seller or any of the Companies or for access to the business, properties, assets, books or records of Seller or any of the Companies by any Person that may be considering making, or has made, an Acquisition Proposal.  Seller shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  Seller shall keep Buyer fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request.  Seller and each of the Companies shall, and shall cause its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person conducted prior to June 20, 2000 with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Person (or any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors) in possession of confidential information about Seller or any of the Companies that was furnished by or on behalf of Seller to return or destroy all such information.

            (b)        Notwithstanding the foregoing, if (i) Seller and each of the Companies has complied with Section 5.04(a), including, without limitation, the requirement in Section 5.04(a) that Seller notifies Buyer promptly after its receipt of any Acquisition Proposal, (ii) the Board of Directors of the Seller determines in good faith by a majority vote, after consultation with its outside financial and legal advisors, that it is required to take the actions described in clauses (A) or (B) in order to comply with its fiduciary duties under applicable law, and (iii) Seller shall have delivered to Buyer prior written notice advising Buyer that it intends to take such action, then Seller, directly or indirectly through its advisors, agents or other intermediaries, may (A) furnish non-public or any other information relating to Seller or to any of the Companies and afford access to the business, properties, assets, books or records of the Seller or any of the Companies in response to a request therefor by a Person who has made an Acquisition Proposal that the Board of Directors of Seller determines in good faith could reasonably be expected to result in a Superior Proposal if such Person executes a confidentiality agreement with terms no less favorable to the Seller or any of the Companies than those contained in the Confidentiality Agreement dated as of May 11, 2000 between Seller and Buyer (a copy of which shall be provided for informational purposes only to Buyer) and (B) enter into or participate in any discussions or negotiations with any Person that has made a Superior Proposal; provided that, in no circumstances shall Seller, the Companies or any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors disclose this Agreement or any other Transaction Agreement or any of the terms hereof or thereof to any other Person without the prior written consent of Buyer except to the extent Buyer has made any such disclosure (it being understood that the foregoing is not intended to restrict Seller or its advisors and agents from discussing structural and other issues that may be relevant to the other deal even though they may also be terms of this deal).

            (c)        Seller shall be permitted to terminate this Agreement, but only if (i) the Seller and the Companies have complied with the terms of this Section 5.04, (ii) a Superior Proposal is pending at the time Seller determines to take any such action, (iii) the Board of Directors of Seller determines in good faith  by a majority vote, after consultation with its outside financial and legal advisors, that it is required to take such action to comply with its fiduciary duties under applicable law, (iv) Seller shall have delivered to Buyer, at least five Business Days prior to terminating this Agreement, written notice advising Buyer that it intends to take such action and providing Buyer with a copy of such Superior Proposal, (v) Buyer does not make, within such five Business Day period, an offer that the Board of Directors of Seller determines in good faith by a majority vote after consultation with its outside financial and legal advisors, to provide at least equal value to Seller’s stockholders as such Superior Proposal and (vi) Seller pays to Buyer in immediately available funds, not later than the date of such termination, the fees required to be paid pursuant to Section 13.03.

            SECTION 5.05.  Trademarks; Tradenames.  (a) After the Closing, none of Seller, SCB Partners or BTI nor any Subsidiary of any of them shall use any of the marks or names set forth on Section 3.16(a) of the Disclosure Letter (the “Seller Trademarks and Tradenames”).

            (b)        Effective as of the Closing Date, Seller and BTI will change their respective corporate name so as not to include any Seller Trademarks and Tradenames and surrenders all of its rights, title and interests in each of the Seller Trademarks and Tradenames.

            SECTION 5.06.  Resignations.  Upon Buyer’s request, Seller will deliver to Buyer no later than 10 Business Days prior to the Closing Date the resignations of any or all directors of SCB United Kingdom, SCB Australia and, after the Merger, the purchase and sale of the BTI Purchased Assets and the assumption of the Assumed BTI Liabilities, the purchase of the Equity of ADV LLC and the Dividend Distribution, of BD LLC, such resignations to be effective as of the Closing Date.

            SECTION 5.07.  Fund Consents.  Buyer and Seller recognize that the transactions contemplated by this Agreement shall constitute an assignment and termination of the Client Contracts under the terms thereof and the Investment Company Act.  Buyer and Seller agree to use their reasonable best efforts and cooperate in obtaining such authorizations and approvals of the Board of Directors of the Registered Fund (including any separate approvals of disinterested directors) and/or the shareholders thereof, as may be reasonably required by the Investment Company Act for new contracts (the “Fund Approvals”).  Buyer agrees to provide such information, for provision to the Board of Directors of the Registered Fund (“Board Materials”) or for inclusion in a proxy statement to the shareholders thereof, as may be reasonably required.

            SECTION 5.08.  Non-Registered Funds and Non-Fund Client Consents.   As promptly as practicable after execution of this Agreement, (a) Seller and the Companies shall cause all Non-Registered Funds and all Non-Fund Clients, and any Non-Registered Funds and Non-Fund Clients in respect of all Client Contracts entered into by Seller or any of the Companies between the date of this Agreement and the Closing Date (“New Clients”), to be informed of the transactions contemplated by this Agreement, and (b) Seller and the Companies shall request (the “First Request”) from all Non-Registered Funds and all Non-Fund Clients, including all existing clients and New Clients, a signed written consent to the transactions contemplated by this Agreement in such form as may be reasonably satisfactory to Buyer (“Affirmative Consent”).  Seller and the Companies shall also seek the consent of Non-Registered Funds and Non-Fund Clients in the form of an implied consent not requiring an affirmative consent (a “Negative Consent”) by sending a notice and request-for-consent letter to each client who has not delivered an Affirmative Consent between 30 and 45 days after the First Request has been mailed but in no event within 30 days prior to the Closing Date, in such form as may as may be reasonably satisfactory to Buyer.  Seller and the Companies shall (a)  keep Buyer informed of the status of obtaining Affirmative Consents and Negative Consents and (b) promptly deliver to Buyer prior to the Closing copies of all executed Affirmative Consents and make available for inspection the originals of such Affirmative Consents prior to the Closing.

            SECTION 5.09.  ERISA Clients List.  Within 30 days following June 20, 2000, Buyer shall deliver to Seller a written list of the entities that are affiliated with or related to Buyer (the “Buyer ERISA List”).  As soon as practicable after the date the Buyer ERISA List is delivered to Seller, but in no event later than 30 days before the Closing Date, Seller shall deliver to Buyer a written statement which identifies each Client that is an ERISA Client and lists each contract or agreement, if any, and all amendments thereto, in effect on June 20, 2000, entered into by the Companies with respect to or on behalf of any such ERISA Client, pursuant to which any of the entities identified in the Buyer ERISA List has agreed to (i) execute securities transactions; (ii) provide any other goods or services; or (iii) purchase, sell, exchange or swap securities or any other economic interest therein or derivative thereof, including but not limited to rights to receive or obligations to pay interest or principal under any debt obligation, or rights to receive or obligations to pay interest or principal denominated in a particular currency.

            SECTION 5.10.  Restrictions on Dispositions of Acquired Units.

            (a)        Prohibited Transfers.  Except in accordance with the provisions of this Section, Seller, SCB Partners, BTI or any of their Subsidiaries shall not, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Acquired Units (or any interest therein), any security convertible, exchangeable or exercisable for or repayable with any of the Acquired Units or any security or other interest in any Person owning any of the Acquired Units (each such transaction, a “Transfer”).  Under no circumstances shall Seller or any of its Affiliates enter into any swap, hedging transaction or other similar arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership (other than any sale, assignment or pledge permitted by subsection (b)) of the Acquired Units, whether any such transaction is to be settled by delivery of Acquired Units, in cash or otherwise.  SCB Partners shall be permitted to pledge the Acquired Units to BTI to secure a loan from BTI to SCB Partners of all or any portion of the BTI Consideration.

            (b)        Ownership of Seller.  Prior to the tenth anniversary of the Closing, for so long as Seller or any of its Subsidiaries owns, directly or indirectly, any Acquired Units, Seller shall use its best efforts to ensure that its shares of capital stock are owned only by shareholders or principals of Seller as of June 20, 2000, any bona fide estate planning vehicles of such shareholders or principals of Seller and any transferees thereof in connection with the death of any such shareholder or principals of Seller.  The shareholders of Seller shall be permitted to pledge their shares of Seller in connection with any bona fide loan.  Buyer shall cooperate with Seller and its Affiliates in connection with bona fide estate and state tax planning transactions.

            (c)        Ownership Interest. (i) During each of the first two Anniversary Periods following the Closing Date, Seller and its wholly owned Subsidiaries shall at all times be the record owner and beneficial owner of a number of Acquired Units equal to or greater than 38 million minus the Units Revenue Run Rate Adjustment (the “Initial Seller Ownership”).

            (ii)        During the third Anniversary Period following Closing, Seller and its wholly-owned Subsidiaries shall at all times be the record owner and beneficial owner of the number of Acquired Units equal to or greater than the product of Initial Seller Ownership times .80.

            (iii)       During the fourth Anniversary Period following Closing, Seller and its wholly-owned Subsidiaries shall at all times be the record owner and beneficial owner of the number of Acquired Units equal to or greater than the product of Initial Seller Ownership times .60.

            (iv)       During the fifth Anniversary Period following Closing, Seller and its wholly-owned Subsidiaries shall at all times be the record owner and beneficial owner of the number of Acquired Units equal to or greater than the product of Initial Seller Ownership times .40.

            (v)        During the sixth Anniversary Period following Closing, Seller and its wholly-owned Subsidiaries shall at all times be the record owner and beneficial owner of the number of Acquired Units equal to or greater than the product of Initial Seller Ownership times .20.

            (vi)       This subsection (c) shall cease to apply after the sixth Anniversary Period.

            (d)        Permitted Transfers.  Notwithstanding the first sentence of subsection (a) but subject to compliance with the other provisions of this Section, Seller, SCB Partners, BTI or any of their Subsidiaries may sell or assign (i) in the aggregate up to 2.8 million Acquired Units at any time, (ii) any Acquired Units to Seller or any of its wholly owned Subsidiaries at any time and (iii) in any Anniversary Period following the second annual anniversary of the Closing Date, (in addition to any Transfers made pursuant to clause (i) or (ii)) up to a number of Acquired Units equal to the product of the Initial Seller Ownership times .20, provided that

            (A)       a Transfer pursuant to clause (i) or (iii) may occur only if permitted by, and otherwise in compliance with, the then applicable internal written policies of Buyer and Alliance Holding restricting sales of Acquired Units generally applicable to senior officers (for such purpose treating the transferor as bound by such policies);

            (B)       except for Transfers of Public Units, a Transfer pursuant to clause (i), (ii) or (iii) may occur only if such Transfer qualifies as a private transfer pursuant to Treas. Reg. Sec.1.7704-1(e)(1)(vi) (relating to block transfers) or pursuant to comparable provisions of any amendment to such regulation;

            (C)       Transfers of Acquired Units pursuant to the “Purchase Obligation” as such term is defined in the Purchase Agreement shall not be applied toward the numerical limitation on Transfers imposed by clause (iii);

            (D)       Transfers of Buyer Units in exchange for Public Units pursuant to subsection (f) of this Section shall not be applied toward the numerical limitations on Transfers imposed by clause  (iii) (it being understood that any subsequent Transfer of such Public Units shall be subject to such numerical limitation and the other provisions of this Section 5.10); and

            (E)       a Transfer pursuant to clause (ii) may only be made to a wholly-owned Subsidiary of Seller if such Subsidiary agrees in writing with Buyer and Alliance Holding to be bound by the provisions of this Section 5.10 and a copy of such agreement is delivered to Buyer and Alliance Holding prior to such Transfer.

            Buyer shall (and shall cause its general partner to) consent to any sale or assignment by Seller, SCB Partners or any of their Subsidiaries made in compliance with this subsection (d), which shall constitute consent under the Buyer Limited Partnership Agreement

            (e)        Securities Laws Compliance.  Except for Transfers of Acquired Units pursuant to the “Purchase Obligation” as such term is defined in the Purchase Agreement, Transfers of Public Units in a Going Private Transaction or the exchange of Public Units for Private Units pursuant to subsection (f), Seller, SCB Partners or any of their Subsidiaries or transferees shall not Transfer any Acquired Units or any other units or limited partnership interests of Buyer or Alliance Holding unless such Transfer:

            (i)         is made pursuant to an effective registration statement under the 1933 Act and in compliance with applicable state blue sky laws; or

            (ii)        may be effected without registration under the 1933 Act (and in compliance with any applicable state blue sky laws) and such Person shall have delivered to Buyer at least 10 Business Days (or in the case of Transfers pursuant to Rule 144, 2 Business Days) prior to the day the proposed Transfer is to be consummated (A) an opinion of counsel, in form and substance reasonably acceptable to Buyer or Alliance Holding, as the case may be, to the effect that the proposed Transfer may be effected without registration under the 1933 Act, or (B) a “no action” letter, in form and substance reasonably acceptable to Buyer or Alliance Holding, as the case may be, from the SEC to the effect that such Transfer without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; provided that an opinion of counsel or “no action” letter shall not be required (x) for a Transfer pursuant to Rule 144(k) of the 1933 Act or (y) for the removal of the portion of the legend set forth below which relates to 1933 Act restrictions based upon the termination of restrictions on sales of such Acquired Units pursuant to Rule 144(k) of the 1933 Act if the Person proposing to make such Transfer shall deliver to Buyer, in its stead, at least 2 Business Days before the proposed Transfer is to occur, a certificate in form and substance satisfactory to Buyer or Alliance Holding, as the case may be, representing that such shares are eligible for sale pursuant to Rule 144(k) and that such sale will be made in accordance with such Rule together with a summary of the bases for such representations, unless after receipt of such a certificate Buyer or Alliance Holding, as the case may be, shall reasonably determine in good faith that an opinion of counsel is required to ensure compliance with the 1933 Act and shall so notify such Person.

            Except for any sale pursuant to an effective registration statement or pursuant to Rule 144 prior to any Transfer of Acquired Units or any other units or limited partnership interests of Buyer or Alliance Holding, the transferor shall cause the transferee to agree with Buyer or Alliance Holding, as the case may be, to be bound by the provisions of this subsection (e).

            (f)         Partnership Agreements; Exchange into Public Units. Seller, SCB Partners or any of their Subsidiaries or transferees may not Transfer any Acquired Units unless such Transfer complies with all applicable provisions, conditions and requirements of the Buyer Limited Partnership Agreement, the Alliance Holding Limited Partnership Agreement (or other governing document) and the Purchase Agreement. Alliance Holding agrees to issue Public Units to Seller and its wholly owned Subsidiaries in exchange for an equal number of Buyer Units (or in such other ratio as the general partner of Buyer or Alliance Holding may determine in accordance with Section 6.01 of the Buyer Limited Partnership Agreement or the Alliance Holding Limited Partnership Agreement, as the case may be and such exchange ratio is applicable to all holders of limited partnership interests of Buyer), so long as:

            (i)         the issuance of such Public Units shall be exempt from registration pursuant to the 1933 Act (and in compliance with any applicable state blue sky laws) and Alliance Holding shall have received such representations, opinions and other documentation as it may reasonably require in connection therewith;

            (ii)        the issuance of such Public Units shall be permitted under the terms of the Alliance Holding Limited Partnership Agreement;

            (iii)       The Equitable Life Assurance Society of the United States shall have granted its consent pursuant to Section 12.03(c) of the Buyer Limited Partnership Agreement to the Transfer of such Acquired Units to Alliance Holding; and

            (iv)       Seller provides to Buyer an opinion of outside legal counsel recognized as expert in U.S. federal income tax matters reasonably satisfactory to Buyer that such exchange constitutes a “block transfer” under Treas. Reg. Sec. 1.7704-1(e)(1)(vi) or any successor provision.

            Notwithstanding anything contained herein or in the Buyer Limited Partnership Agreement, Buyer or its general partner shall not be required to consent to any Transfer of any Acquired Units (except for Transfers of Public Units) unless Buyer is satisfied that (A) it will not cause or create any material risk of Buyer being classified as a publicly traded partnership under Section 7704 of the Code and (B) such Transfer will constitute a “block transfer” under Treas. Reg. Sec. 1.7704-1(e)(1)(vi) or any successor provision.

            (g)        Restrictive Legend.  Each certificate for units or limited partnership interests of Buyer or Alliance Holding issued to Seller, SCB Partners, BTI or any of their Subsidiaries or transferees shall (unless otherwise permitted by the provisions of this Section) include a legend in substantially the following form together with any blue sky or other appropriate legend to ensure compliance with the Transaction Agreements and applicable laws:

THE [UNITS/LIMITED PARTNERSHIP INTERESTS] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND THE HOLDER OF THIS CERTIFICATE MAY NOT TRANSFER (AS DEFINED IN THE AMENDED AND RESTATED ACQUISITION AGREEMENT DATED AS OF OCTOBER 2, 2000 PURSUANT TO WHICH THE TRANSFER OF SUCH [UNITS/LIMITED PARTNERSHIP INTERESTS] ARE SUBJECT (THE “ACQUISITION AGREEMENT”)) SUCH [UNITS/LIMITED PARTNERSHIP INTERESTS] IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND THE RULES AND REGULATIONS THEREUNDER. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS CERTIFICATE AGREES TO COMPLY IN ALL RESPECTS WITH SECTION 5.10 OF THE ACQUISITION AGREEMENT AND ARTICLE III OF THE PURCHASE AGREEMENT DATED AS OF JUNE 20, 2000, COPIES OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THIS PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.

            (h)        Acquired Units. The number of Acquired Units that any Person may sell or assign pursuant to subsection (d) of this Section and the number of Acquired Units that Seller and its wholly owned Subsidiaries is required to be the record owner and beneficial owner of pursuant to subsection (c) of this Section shall be increased or decreased, as appropriate, in the event that subsequent to June 20, 2000 Buyer (i) issues or delivers any additional limited partnership interests or units as a result of the declaration or payment of a distribution to the holders of limited partnership interests or units, (ii) subdivides its outstanding limited partnership interests or units into a larger number of units, (iii) combines its outstanding limited partnership interests or units into a smaller number of limited partnership interests or units, (iv) becomes a party to any transaction (including without limitation a merger, consolidation or conversion) in which the previously outstanding units shall be changed into or exchanged for different interests of Buyer or changed into or exchanged for common stock, interests or other securities of another Person or (v) with respect to any Public Units included in the Acquired Units, the general partner of Alliance Holding adjusts the exchange ratio of Public Units for Buyer Units pursuant to Section 6.01 of the Alliance Holding Limited Partnership Agreement and such exchange ratio is applicable to all holders of limited partnership interests of Buyer.

            (i)         Going Private Transaction.  Notwithstanding any provision to the contrary in this Agreement, Seller and each of its wholly-owned Subsidiaries shall be entitled to dispose of in a Going Private Transaction such number of Acquired Units as the person or persons effecting such Going Private Transaction shall offer  to acquire pursuant to such Going Private Transaction so long as Seller and each of its wholly-owned Subsidiaries offer such person or persons on the terms set forth in such Going Private Transaction all of the Acquired Units that Seller and its wholly-owned Subsidiaries own either of record or beneficially.

            SECTION 5.11.  Pro Forma Income Statement.  Seller will, and will cause each of the Companies to, cooperate with Buyer in preparing (i) the unaudited combined pro forma statement of income of the Companies for the year ended December 31, 1999 relating to the unaudited combined pro forma balance sheet of the Companies as of December 31, 1999 and (ii) the unaudited interim combined pro forma statement of income of the Companies for the six month period ending June 30, 2000 relating to the unaudited interim combined pro forma balance sheet of the Companies as of June 30, 2000, in each case to be used in the preparation of Buyer’s or Alliance Holding’s proxy statements related to the transactions contemplated hereby, if required.

ARTICLE 6

COVENANTS OF BUYER

         Buyer agrees that:

         SECTION 6.01.  Access.  Buyer will cause each of the Companies, on and after the Closing Date, to afford promptly to Seller and its agents reasonable access to their offices, properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer. Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning any of the Companies provided to it pursuant to this Section 6.01.

         SECTION 6.02.  Extraordinary Distributions.  (a) From June 20, 2000 through and including the Closing Date, Buyer will not repurchase, redeem or otherwise acquire any outstanding Buyer Units or other securities of, or other ownership interests in, Buyer at a premium above the market price of Public Units (other than pursuant to Buyer’s employee plans).

         (b)      In the event that prior to the Closing there is any distribution (other than a cash distribution in the ordinary course of business consistent with past practice), reclassification, stock split (including a reverse split), or other similar transaction, the number of Buyer Units in the Units Purchase Price shall be adjusted equitably to reflect such event; provided that in the case of a distribution of a new class or series of Buyer Units to holders of such units, a spin-off or a reclassification of Buyer Units, in addition to the Units Purchase Price, Seller will receive the same consideration as Seller would have received had it been the record owner of the Units Purchase Price less the Units Revenue Run Rate Adjustment on the record date of such distribution, spin-off or reclassification.

         SECTION 6.03.  Seller Board and Committee Representation.  (a) On the Closing Date, (i) Sanders and Hertog will be appointed to Buyer’s Management Compensation Committee, (ii) the name of Buyer’s Management Compensation Committee will be changed to the Executive Committee and (iii) a committee comprised of Sanders, Hertog and any other individuals to be selected from time to time by Sanders and Hertog in their sole discretion from the SCB Committee Replacement List (the “SCB Committee”) will be established.

         (b)      The SCB Committee will continue to exist at least through the date that is three years after the Closing Date.  Prior to such date, if either Sanders or Hertog terminates his employment for any reason, Sanders or Hertog, as the case may be, shall immediately cease to be a member of the SCB Committee and the Executive Committee.  In such event, a replacement will be appointed to the SCB Committee by Sanders or Hertog or, if neither of them is available, by Seller, and in the case of the Executive Committee, such replacement to be selected by Buyer in its sole discretion from the SCB Committee Replacement List.

         SECTION 6.04.   Unitholder Meeting.  If any transaction contemplated by this Agreement requires approval by the New York Stock Exchange, the listing rules of the New York Stock Exchange or any listing requirement between Alliance Holding and the New York Stock Exchange, Buyer or Alliance Holding, as applicable, shall each cause a meeting of its limited partners and, as applicable, unitholders (each, a “Unitholder Meeting”) to be duly called and held as promptly as is reasonably practicable after June 20, 2000 for the purpose of voting on the approval and adoption of this Agreement and the transactions contemplated hereby; provided that, each of Alliance Holding and Buyer shall convene its Unitholder Meeting no later than 45 days after the date on which its respective proxy statement has received approval from the SEC and has been promptly printed for mailing. Subject to the exercise of fiduciary obligations as required under Delaware law, (i) the Board of Directors of ACMC shall recommend approval and adoption of this Agreement and the transactions contemplated hereby by the limited partners of Buyer or the limited partners and unitholders of Alliance Holding, as applicable, and (ii) Buyer or Alliance Holding will use its or their best efforts to obtain the necessary approvals by its or their limited partners and, as applicable, unitholders of this Agreement and the transactions contemplated hereby.  In connection with such meeting, Buyer or Alliance Holding, as applicable, as the case may be, will otherwise comply with all legal requirements applicable to such meeting.

         SECTION 6.05.  Stock Exchange Listing.  So long as Public Units are listed on the New York Stock Exchange, Alliance Holding shall use its best efforts to cause any Public Units that may be issued to Seller or SCB Partners in exchange for Buyer Units, to be listed on the New York Stock Exchange, subject to official notice of issuance.

         SECTION 6.06.   Seller’s UK Lease Guarantee.  Buyer shall assume Seller’s obligations in connection with SCB United Kingdom’s lease and shall indemnify and hold Seller harmless thereon.

         SECTION 6.07.  Constituent Documents; Unit Terms.  Except as otherwise set forth in this Agreement, from and after June 20, 2000 through the Closing Date, Buyer shall not:

            (i)       make any amendment to Buyer’s constituent documents or the terms of the Buyer Units, in each case, that would have an adverse effect on the rights of Seller or SCB Partners under the terms of the Acquired Units as if Seller or SCB Partners were the beneficial owner of the Acquired Units as of the effective date of such amendment, that is different from the effect such amendment would have on the rights of the limited partners of Buyer as of the effective date of such amendment; or

            (ii)      agree or commit to do any of the foregoing.

ARTICLE 7

COVENANTS OF BUYER AND SELLER

         Buyer and Seller agree that:

         SECTION 7.01.  Best Efforts; Further Assurances.  (a) Subject to the terms and conditions of this Agreement and the other Transaction Documents, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the other Transaction Documents.  In furtherance and not in limitation of the foregoing, each of Buyer and Seller agrees to make appropriate filings pursuant to applicable Antitrust Laws, including a Notification and Report Form pursuant to the HSR Act and any applicable filings in Australia, Canada, the United Kingdom and the European Union with respect to the transactions contemplated hereby as promptly as practicable after June 20, 2000 and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; provided that, neither Buyer nor Seller (or any of their Affiliates) shall be required to divest any material assets or business, accept any material restrictions on its assets or business or any assets or business to be acquired hereunder or to consent to any consent decree with the FTC, DOJ or any other governmental authority.

         (b)      In connection with the efforts referenced in Section 7.01(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, each of Buyer and Seller shall use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement and permit the other party to review any material communication given by it to, and consult with each other in advance of and be permitted to attend any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person.  For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

         (c)      Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause each of the Companies, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         SECTION 7.02.  Certain Filings.  Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 7.03.  Public Announcements.  The parties shall agree on the terms of the press release that announces the transactions contemplated hereby and thereafter agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, including any press releases the making of which may be required by applicable law or any listing agreement with any national securities exchange.

        SECTION 7.04.  Notices of Certain Events.  Seller and Buyer shall each promptly notify the other of:

            (a)      any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

            (b)      any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

            (c)      in the case of Seller, any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller or any of the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relate to the consummation of the transactions contemplated by this Agreement; and

            (d)      in the case of Buyer, any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.03 or that relate to the consummation of the transactions contemplated by this Agreemen0t or any of the other Transaction Agreements.

          SECTION 7.05.  Intercompany Accounts.  Except with respect to amounts relating to employee loans, employee margin indebtedness, investment management contracts and employee compensation, all receivables, payables and other obligations between Seller or its Affiliates, on the one hand, and any of the Acquired Companies, on the other hand, shall be settled (irrespective of the terms of payment of such intercompany accounts) prior to the Closing; provided that Seller shall and shall cause the Companies to estimate the amount of any royalties due to BTI as of the Closing and to pay such estimated amount to BTI prior to the Closing.

         SECTION 7.06.  Certain Post-Closing Fund Matters.  Buyer and Seller acknowledge that the transactions contemplated by this Agreement are intended to qualify for the treatment described in Section 15(f) of the Investment Company Act.  In this regard, the Buyer and Seller shall, and from and after the Closing shall cause the Buyer to, (i) use all reasonable efforts to assure that, for a period of three years after the Closing Date, at least 75% of the Board of Directors of each Registered Fund or any permitted successor thereto are not “interested persons” of the Buyer, Seller or the Companies, as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC; and (ii) refrain from imposing or seeking to impose, for a period of two years after the Closing Date, any “unfair burden” on any Registered Fund, within the meaning of the Investment Company Act.

ARTICLE 8

TAX MATTERS

         SECTION 8.01.  Tax Definitions.   The following terms, as used herein, have the following meanings:

         “Acquired Companies” means BD LLC and its predecessor SCB New York, ADV LLC, SCB United Kingdom and SCB Australia.

         “Buyer Indemnitee” means Buyer, ACM LLC, any of their Affiliates and, effective upon the Closing, any of the Acquired Companies.

         “Code” means the Internal Revenue Code of 1986, as amended.

         “Combined Tax” means any income or franchise Tax payable to any state, local or foreign taxing jurisdiction in which any of the Acquired Companies has filed or will file a Return with Seller on an affiliated, consolidated, combined or unitary basis with respect to such Tax.

         “Final Determination” shall mean (i) any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of Tax by Buyer, Seller or any of their Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

         “Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

         “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

         “Tax” means (i) any tax of any kind whatsoever (including, but not limited to, taxes collected by withholding from amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of any of the Acquired Companies, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of any of the Acquired Companies to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, (iii) liability for the payment of any amount of the type described in clause (i) as a result of having such Acquired Company’s income or assets included in the taxable income of another person before the Closing Date, and (iv) liability of any of the Acquired Companies for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement but excluding this Agreement and any Transaction Agreement), in each case entered into by such Company prior to Closing.

         “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

         “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding Seller or any of the Companies that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (including without limitation the understanding or arrangement between BTI and SCB New York with respect to California income tax and excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

         SECTION 8.02.  Tax Representations.  Seller represents and warrants to Buyer as of June 20, 2000 and as of the Closing Date that:

         (a)      Filing and Payment.  Except as set forth in Section 8.02(a) of the Disclosure Letter, (i) all material Tax returns, statements, reports and forms (including estimated tax or information returns and reports) (“Returns”) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of Seller or any of the Companies, have, to the extent required to be filed on or before June 20, 2000, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, such Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on such Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

         (b)      Procedure and Compliance.  Except as set forth in Section 8.02(b) of the Disclosure Letter, (i) all Returns filed with respect to Tax years of Seller and each of the Companies through the Tax year ended December 31, 1998 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) neither Seller nor any of the Companies is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return and has not yet filed such Return; (iii) neither Seller nor any of Companies (and no member of any affiliated, consolidated, combined or unitary group of which Seller or any of the Companies is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (iv) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to Seller or any of the Companies in respect of any Tax or Tax Asset; (v) no adjustment that would increase the Tax liability, or reduce any Tax Asset, of any of the Companies has been made, proposed or threatened by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to have a material effect on a Post-Closing Tax Period; (vi) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between any of the Companies and any Taxing Authority; and (vii) neither Seller nor any of the Companies has received a tax opinion with respect to any transaction not in the ordinary course of business relating to any of the Companies or Seller, to the extent such transaction could reasonably be expected to have a material adverse tax effect on any Acquired Company with respect to a Post-Closing Tax Period.

         (c)      Taxing Jurisdictions.  Section 8.02(c) of the Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) to which any material Tax is properly payable by Seller or any of the Companies.

         (d)      Tax Sharing, Consolidation and Similar Arrangements.  Except as set forth in Section 8.02(d) of the Disclosure Letter, (i) neither Seller nor any of the Companies has been a member of an affiliated, consolidated, combined or unitary group other than one of which Seller was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of any of the Acquired Companies was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other person; (ii) neither Seller nor any of the Companies is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; (iii) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by Seller or any of the Companies, regardless of whether such Tax is imposed on that Person; and (iv) neither Seller nor any of the Companies has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of Seller or any of the Companies affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

         (e)      Certain Agreements and Arrangements.  Except as set forth in Section 8.02(e) of the Disclosure Letter, (i) neither Seller nor any of the Companies is a direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or tax opinion relating to the investment advisory and broker-dealer businesses of the Seller or any of the Companies; (ii) neither Seller nor any of the Companies is a party to any transaction entered into in connection with such businesses which is described in, or substantially similar to the transactions listed in, Internal Revenue Service Notice 2000-15; (iii) during the five-year period ending on June 20, 2000, neither Seller nor any of the Companies was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code, and (iv) neither Seller nor any of the Companies has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.

         (f)      Post-Closing Attributes.  Except as set forth in Section 8.02(f) of the Disclosure Letter,  (i) none of the Acquired Companies will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre–Closing Tax Period and (ii) none of the Acquired Companies will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code).

         (g)      Property and Leases.  Except as set forth in Section 8.02(g) of the Disclosure Letter,  (i) neither Seller nor any of the Companies owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property; (ii) none of the property owned or used by Seller or any of the Companies is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (iii) none of the Acquired Companies and no Affiliate of an Acquired Company is party to a lease of tangible property, other than a lease that is, for U.S. federal income tax purposes, a “true” lease under which such Acquired Company or Affiliate owns or uses the property subject to the lease; (iv) none of the Acquired Companies and no Affiliate of any of the Acquired Companies is party to a lease arrangement involving a defeasance of rent, interest or principal; and (v) none of the property owned by any of the Acquired Companies is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

         (h)      Certain Elections.   Except as set forth in Section 8.02(h) of the Disclosure Letter, (i) no election has been made under Treas. Reg. Sec. 301.7701-3 or any similar provision of Tax law to treat any of the Acquired Companies or any Affiliate of any of the Acquired Companies as an association, corporation or partnership; (ii) each of the Acquired Companies is or once formed will be disregarded as an entity for U.S. federal Tax purposes (including pursuant to an election under Section 1361(b)(3)(B)(ii) of the Code); (iii) a protective carryover election has been filed in connection with each transaction consummated by any of the Companies prior to January 20, 1994 that constituted a “qualified stock purchase” within the meaning of Section 338 of the Code; (iv) none of Seller, any of the Companies and any other person on behalf of any of the Companies has entered into any agreement or consent pursuant to Section 341(f) of the Code and (v) SCB Partners will be at all times up to and including the Closing a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code.

         (i)       S Corporation Status.  On the date set forth in paragraphs (i) or (ii), as the case may be, of Section 8.02(i) of the Disclosure Letter, each of the entities identified below made an election          as described herein.

            (i)       Seller made a valid election under Subchapter S of the Code to which all Persons who were shareholders on the date of such election gave their (and if necessary each shareholder’s spouse gave his or her) consent.  Since such election was made, Seller’s status as an S corporation has not terminated pursuant to Section 1362(d) of the Code.

            (ii)      SCB New York made a valid election under Subchapter S of the Code to which all Persons who were shareholders on the date of such election gave their (and if necessary each shareholder’s spouse gave his or her) consent.  During the period such election was in force, SCB New York’s status as an S corporation was not terminated pursuant to Section 1362(d) of the Code.

            (iii)     On and following the respective dates on which Seller or SCB New York, as applicable, became an S corporation and through June 20, 2000 (in the case of Seller) or the date set forth in Section 8.02(i)(iv) of the Disclosure Letter (in the case of SCB New York), (A) the only authorized and outstanding shares of capital stock of Seller or SCB New York have been the shares of Common Stock, (B) no Person other than an individual, a trust described in Section 1361(c)(2) or (d)(3) of the Code or an estate has been the record or beneficial owner of any shares of such Common Stock (or any interest therein), (C) solely individuals, trusts or estates, numbering not more than the maximum number of shareholders permitted under, and as determined for purposes of, Section 1361(b)(1) of the Code (as in effect from time to time during the relevant period), have been the record or beneficial owners of such Common Stock (or any interest therein) at any time, (D) no Person who has been the record or beneficial owner of any such Common Stock (or any interest therein), or such Person’s spouse, has been a nonresident alien within the meaning of Section 1361(b)(1)(C) of the Code or a dual resident taxpayer within the meaning of Treas. Reg. Sec. 301.7701(b)-7(a)(1), (E) neither Seller nor SCB New York has been an “ineligible corporation” within the meaning of Section 1361(b)(2) of the Code, (F) neither Seller nor SCB New York has issued or entered into any indebtedness other than indebtedness which constitutes “straight debt” within the meaning of Section 1361(c)(5) of the Code and Treas. Reg. Sec. 1.1361-1(l)(5), (G) none of Seller, SCB New York and any Person who has been the record or beneficial owner of any such Common Stock (or any interest therein) has entered into any binding agreements relating to rights to distributions and liquidation proceeds in respect of such Common Stock, or any other agreement with respect to such Common Stock, including, but not limited to, buy-sell agreements, agreements restricting the transferability of such Common Stock, or redemption agreements (other than the Shareholders' Agreement), (H) neither Seller nor SCB New York has acquired the assets of any other corporation in a transaction described in Section 381(a) of the Code, and (I) neither Seller nor SCB New York has owned 50% or more in vote or value of the stock (including any instrument or interest that constitutes stock for U.S. federal income tax purposes) of any corporation or has entered into any partnership, joint venture, marketing or other similar contract or arrangement with any Person, excluding in each case the Companies and Sanford C. Bernstein & Co. Advanced Value Fund L.P.

            (iv)     SCB New York and BTI are, and have been since the date set forth in Section 8.02(i)(iv) of the Disclosure Letter, qualified subchapter S subsidiaries, within the meaning of Section 1361(b)(3)(B).  On and following the respective dates on which SCB New York or BTI, as applicable, became a qualified subchapter S subsidiary and through June 20, 2000, (A) the only authorized and outstanding shares of capital stock of SCB New York or BTI have been the shares of Common Stock, (B) neither SCB New York nor BTI has issued or entered into any indebtedness other than indebtedness which constitutes “straight debt” within the meaning of Section 1361(c)(5) of the Code and Treas. Reg. Sec. 1.1361-1(l)(5), (C) none of Seller, SCB New York, BTI and any Person who has been the record or beneficial owner of any such Common Stock (or any interest therein) has entered into any binding agreements relating to rights to distributions and liquidation proceeds in respect of such Common Stock, or any other agreement with respect to such Common Stock, including, but not limited to, buy-sell agreements, agreements restricting the transferability of such Common Stock, or redemption agreements other than the Shareholders’ Agreement, (D) neither SCB New York nor BTI has acquired the assets of any other corporation in a transaction described in Section 381(a) of the Code, and (E) neither SCB New York nor BTI has owned 50% or more in vote or value of the stock (including any instrument or interest that constitutes stock for U.S. federal income tax purposes) of any corporation or has entered into any partnership, joint venture, marketing or other similar contract or arrangement with any Person, excluding in each case the Companies and Sanford C. Bernstein & Co. Advanced Value Fund L.P.

            (v)      The Principals’ Profit-Sharing Pool complies and has complied at all times with the requirements of the Treas. Reg. Sec. 1.1361-1(b)(4).  None of Seller, SCB New York and BTI has issued or entered into any restricted stock, deferred compensation or profit-sharing plans, call options, warrants or similar instruments with respect to its stock, stock appreciation rights, convertible debt instruments, stock-based employee incentive plans, or other similar instruments, obligations or arrangements other than the Principals’ Profit-Sharing Pool that could be treated as a second class of stock under Section 1361 of the Code and Regs. §1.1361-1.

        SECTION 8.03.  Covenants.  (a) Without the prior written consent of Buyer (which shall not be unreasonably withheld), neither Seller nor any of the Companies shall, to the extent it may affect or relate to any of the Acquired Companies, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of any of the Acquired Companies, Buyer or any Affiliate of Buyer.

         (b)      All Returns required to be filed by Seller or any of the Companies on or after the Closing Date with respect to any period beginning prior to the Closing (i) will be filed when due in accordance with all applicable laws and (ii) as of the time of filing, will be true and complete in all material respects.

         (c)      Seller shall include the relevant Acquired Companies in any Combined Tax Return through the close of business on the Closing Date.

         (d)      Prior to the Closing, none of the Acquired Companies shall make any payment of, or in respect of, any Tax to any person or any Taxing Authority, except to the extent such payment is in respect of a Tax that is due or payable or has been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of Seller.

         (e)      Fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be paid by each of Buyer and Seller when due. Each of Buyer and Seller will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, to the extent required by applicable law, each of Seller and Buyer will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

         (f)      Seller and Buyer agree to treat the transactions described in Sections 2.02 through 2.04 as occurring as of the close of business on the Closing Date in the order described in Article 2 for all tax purposes.  Accordingly, Seller will include in its taxable income all amounts earned by Seller or any of the Companies prior to or on the Closing Date.

         SECTION 8.04.  Tax Sharing.  Any and all existing Tax Sharing Agreements to which an Acquired Company is a party shall be terminated as of the Closing Date.  After the Closing Date, none of the Acquired Companies shall have any further rights or liabilities thereunder.  Seller shall compensate Buyer for and hold the Acquired Companies harmless against any Tax resulting from such termination.

         SECTION 8.05.  Cooperation on Tax Matters.  (a) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Return, any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.

         (b)      Buyer and Seller further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of any of the Acquired Companies or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

         SECTION 8.06.  Seller Tax Indemnification.  (a) Seller hereby indemnifies each Buyer Indemnitee against and agrees to hold each Buyer Indemnitee harmless from any (w) liability of any Buyer Indemnitee with respect to Tax of Seller or any of the Acquired Companies described in clause (i) of the definition of Tax imposed with respect to any Pre-Closing Tax Period including by reason of (1) the Seller’s (or any predecessor’s) failure to qualify as an S corporation within the meaning of Section 1361 of the Code or (2) SCB New York’s (or any predecessor’s) failure to qualify as a qualified subchapter S subsidiary within the meaning of Section 1361 of the Code, (x) any other liability for Tax described in clause (ii), (iii) or (iv) of the definition of Tax, (y) Tax (including any increase in Tax due to the loss of amortization deductions or other similar items) of any of the Acquired Companies resulting directly from a breach of the provisions of Section 8.02 or Section 8.03, but not from any adjustment to the Cash Purchase Price or Units Purchase Price resulting from such breach and (z) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (v), (w), (x) or (y), (the sum of (w), (x), (y), and (z) being referred to herein as a “Loss”); provided that Seller shall have no liability for the payment of any Loss attributable to or resulting from an election made by Buyer under Section 338 of the Code or any comparable provision of applicable law and the Seller shall not be liable for Losses arising in connection with its indemnification obligation under this Section 8.06(a) until (and only to the extent) the amount of such Losses exceeds $10,000 in the aggregate.

         (b)      For purposes of this Section and Section 8.07, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the relevant Acquired Company.

         (c)      Not later than 30 days after receipt by Seller of written notice from Buyer stating that any Loss has been incurred by a Buyer Indemnitee and the amount thereof and of the indemnity payment requested, Seller shall discharge its obligation to indemnify the Buyer Indemnitee against such Loss by paying to Buyer an amount equal to the amount of such Loss promptly after the conclusion of any contest with a Taxing Authority respect thereto.  Notwithstanding the foregoing, if Buyer provides Seller with written notice of a Loss at least 30 days prior to the date on which the relevant Loss is required to be paid by any Buyer Indemnitee, within that 30-day period Seller shall discharge its obligation to indemnify the Buyer Indemnitee against such Loss by making payments to the relevant Taxing Authority or Buyer, as directed by Buyer, in an aggregate amount equal to the amount of such Loss.  The payment by a Buyer Indemnitee of any Loss shall not relieve Seller of its obligation under this Section 8.06.

         (d)      Buyer agrees to give prompt notice to Seller of any Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which Buyer deems to be within the ambit of this Section 8.06 (specifying with reasonable particularity the basis therefor) and will give Seller such information with respect thereto as Seller may reasonably request. Seller may, at its own expense, (i) participate in and (ii) upon notice to Buyer, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (A) Seller’s counsel is reasonably satisfactory to Buyer, (B) Seller shall thereafter consult with Buyer upon Buyer’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (C) Seller shall not, without Buyer’s consent, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Buyer, any of its Affiliates or, upon the Closing, any of the Acquired Companies.  If Seller assumes such defense, (1) Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller and (2) Seller shall not assert that the Loss, or any portion thereof, with respect to which Buyer seeks indemnification is not within the ambit of this Section 8.06.  If Seller elects not to assume such defense, Buyer may pay, compromise or contest the Tax at issue at its sole discretion.  Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         (e)      Seller shall not be liable under this Section 8.06 with respect to any Tax resulting from a claim or demand the defense of which Seller was not offered the opportunity to assume as provided under Section 8.06(d).  No investigation by Buyer or any of its Affiliates at or prior to the Closing Date shall relieve Seller of any liability hereunder.

         (f)      Any claim of any Buyer Indemnitee (other than Buyer) under this Section may be made and enforced by Buyer on behalf of such Buyer Indemnitee.

         SECTION 8.07.  Buyer Tax Indemnification.  (a) Buyer hereby indemnifies Seller against and agrees to hold Seller harmless from any (w) liability of Seller with respect to Tax of any of the Acquired Companies described in clause (i) of the definition of Tax related to a Post-Closing Tax Period, (x) any other liability for Tax described in clause (ii), (iii) or (iv) of the definition of Tax, after replacing, in each such clause, the phrase “before the Closing” with the phrase “after the Closing”, (y) Tax resulting from any breach of Section 8.07(e) and (z) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (w), (the sum of (w), (x), (y) and (z) being referred to herein as a “Seller Loss”); provided, that the Buyer shall not be liable for Seller Losses arising in connection with its indemnification obligation under this Section 8.07 hereof until (and only to the extent) the amount of such Seller Losses exceeds $10,000 in the aggregate.

         (b)      Not later than 30 days after receipt by Buyer of written notice from Seller stating that any Seller Loss has been incurred and the amount thereof and of the indemnity payment requested, Buyer shall discharge its obligation to indemnify the Seller against such Seller Loss by paying to Seller an amount equal to the amount of such Seller Loss.  Notwithstanding the foregoing, if Seller provides Buyer with written notice of a Seller Loss at least 30 days prior to the date on which the relevant Seller Loss is required to be paid by Seller, within that 30-day period Buyer shall discharge its obligation to indemnify the Seller against such Seller Loss by making payments to the relevant Taxing Authority or Seller, as directed by Seller, in an aggregate amount equal to the amount of such Seller Loss.

         (c)      Seller agrees to give prompt notice to Buyer of any Seller Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which Seller deems to be within the ambit of this Section 8.07 (specifying with reasonable particularity the basis therefor) and will give Buyer such information with respect thereto as Buyer may reasonably request.  Buyer may, at its own expense and upon notice to Seller, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (A) Buyer’s counsel is reasonably satisfactory to Seller, and (B) Buyer shall thereafter consult with Seller upon Seller’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit).  If Buyer assumes such defense, (1) Seller shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Buyer and (2) Buyer shall not assert that the Seller Loss, or any portion thereof, with respect to which Seller seeks indemnification is not within the ambit of this Section 8.  If Buyer elects not to assume such defense, Seller may pay, compromise or contest the Tax at issue at its sole discretion.  Whether or not Buyer chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         (d)      Buyer shall not be liable under this Section 8.07 with respect to any Tax resulting from a claim or demand the defense of which Buyer was not offered the opportunity to assume as provided under Section 8.07(c).

         (e)      Neither Buyer nor any of its Affiliates shall amend any Return filed by any Acquired Company with respect to any Pre-Closing Tax Period without Seller’s prior written consent, which shall not be unreasonably withheld.

         SECTION 8.08.  Certain Disputes.  Disputes arising under this Article 8 and not resolved by mutual agreement as stated therein shall be resolved by the Accounting Referee.  The Accounting Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

         SECTION 8.09.  Purchase Price Adjustment and Interest.  Any amount paid in cash by Seller or Buyer under Article 8 or any of the provisions of this Agreement will be treated as an adjustment to the Cash Purchase Price, and any amount paid in Buyer Units by Seller or Buyer under Section 2.10(c) shall be treated as an adjustment to the Units Purchase Price, for all Tax purposes except to the extent a Final Determination causes any such amount not to constitute an adjustment to the Cash Purchase Price or Units Purchase Price, respectively, for Tax purposes. Any payment required to be made by Buyer or Seller under Article 8 that is not made when due shall bear interest at Prime for each day until paid.

         SECTION 8.10.  Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 8 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

ARTICLE 9

EMPLOYEE BENEFITS

         SECTION 9.01.  Year 2000 Compensation.  Seller shall determine and be responsible for all amounts of base salary, incentive compensation, commissions and bonuses (the “Year 2000 Compensation”) due to its employees for all periods prior to and including the Closing Date.

         SECTION 9.02.  Bonus Pools.  (a) For each of the first three Anniversary Periods following the Closing Date, Buyer shall establish a $15 million incentive compensation bonus pool for the exclusive benefit of Eligible Seller Employees who were participants in the Principals’ Profit-Sharing Pool as of the Closing Date (the “IC Bonus Pool”).  Any IC Bonus Pool amounts that have not been awarded as of the conclusion of the first or second Anniversary Period following the Closing Date shall be added to the Bonus Pool with respect to the subsequent Anniversary Period; provided that as of the conclusion of the third Anniversary Period following the Closing Date, any amount remaining in the IC Bonus Pool (including any carry-over amounts) shall be allocated to Eligible Seller Employees who were participants in the Principals’ Profit-Sharing Pool as of the Closing Date.

         (b)      The Executive Committee, subject to approval by Buyer’s Board of Directors and/or its Board Compensation Committee, will have the discretion to establish a commissions bonus pool and a general bonus pool for General Seller Employees.

         (c)      Upon the conclusion of the third Anniversary Period following the Closing Date, all Eligible Seller Employees and any General Seller Employee deemed eligible by the Executive Committee (subject to approval by Buyer’s Board of Directors and/or its Board Compensation Committee) shall be eligible to participate in Buyer’s incentive compensation programs.

         (d)      The Executive Committee shall be responsible for making all awards from (i) the bonus pools referred to in this Section and (ii) Buyer’s incentive compensation program, in each case as provided in this Section and subject to approval by Buyer’s Board of Directors and/or its Board Compensation Committee.

         SECTION 9.03.  Deferred Compensation.  On or before the Closing Date, Buyer shall adopt the Deferred Compensation Plan.  Buyer shall maintain an effective registration statement under the Securities Act of 1933, as amended on Form S-8 (or any successor form) with respect to each registerable offering under the Deferred Compensation Plan to the same extent that such similar offerings are registered under the Amended and Restated Alliance Partners Deferred Compensation Plan or any successor thereto.

         SECTION 9.04.  Benefit Plans.  For the period beginning on the Closing Date, Buyer shall maintain employee benefit plans, programs, policies and arrangements for the Eligible Seller Employees that are no less favorable in the aggregate to those provided under the Employee Plans as in effect on the Closing Date.  The Hive Executive Committee will decide when, if and how such employee benefits policies, plans and programs should be changed and funded.

         SECTION 9.05.  Employee Matters.  (a) The aggregate base cash compensation for all Eligible Seller Employees who were shareholders of Seller as of the Closing Date shall be $24.55 million for each of the first three Anniversary Periods from the Closing Date (the “Core Compensation Pool”). Any amounts (other than compensation paid under the Deferred Compensation Plan as in effect as of the Closing Date) paid pursuant to an employment agreement referred to in the recitals to this Agreement shall be deducted from the Core Compensation Pool.

            (b)        Compensation to be paid to Eligible Seller Employees or General Seller Employees who are terminated for any reason following the Closing Date but before the third anniversary of the Closing Date  (“Termination Pay”) shall be determined at the sole discretion of the SCB Committee, which Termination Pay may include a portion of deferred, incentive or base compensation not awarded or paid at the time of such employee’s termination of employment, provided that the aggregate amount of such Termination Pay shall be deducted from the applicable bonus and compensation pools.

ARTICLE 10

Conditions to Closing

            SECTION 10.01.  Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

            (a)        This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote or consent of the stockholders of the Seller required by the General Corporation Law of the State of Delaware and the Certificate of Incorporation of the Seller.

            (b)        Any Public Units that may be issued in exchange for Buyer Units pursuant to this Agreement and the Purchase Agreement, shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, to the extent required by the NYSE, the listing rules of the NYSE or any listing agreement between Alliance Holding and the NYSE.

            (c)        This Agreement and the agreements referred to in the recitals to this Agreement and the transactions contemplated hereby and thereby shall have been approved and adopted by the requisite vote or consent of the limited partners of Buyer and/or the limited partners and unitholders of Alliance Holding to the extent required by the NYSE, the listing rules of the NYSE or any listing agreement between Alliance Holding and the NYSE.

            (d)        Any applicable waiting period, clearance, approval or filing under the HSR Act or any other Antitrust Law or regulation relating to the transactions contemplated hereby shall have expired or been terminated or shall have been obtained or made.

            (e)        No provision of any applicable law or regulation and no judgment, injunction, order or decree of any court or administrative body of competent jurisdiction shall prohibit the consummation of the Closing.

            (f)         All notifications and filings shall have been made and all consents, authorizations or approvals from the governmental agencies referred to in Sections 3.03 and 4.03 shall have been received, in each case in form and substance reasonably satisfactory to Buyer (in the case of those matters set forth in Section 3.03) and Seller (in the case of those matters set forth in Section 4.03), as the case may be, and no such consent, authorization or approval shall have been revoked.

            (g)        Seller and Alliance Holding shall have entered into a registration rights agreement containing the terms set forth in Exhibit B hereto and in form and substance reasonably satisfactory to Seller and Buyer.

            (h)        A Deferred Compensation Plan containing the terms set forth in Exhibit A hereto and in form and substance reasonably satisfactory to Seller and Buyer shall have been adopted by Buyer.

            SECTION 10.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

            (a)        (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true only as of such specified date), and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true only as of such specified date) and (iii) Buyer shall have received a certificate signed by the Senior Vice President, Finance and Administration of Seller to the foregoing effect.

            (b)        There shall not be instituted and pending any action or proceeding by any governmental authority or agency, domestic or foreign, in any court (i) seeking to restrain, prohibit or otherwise materially interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the BTI Purchased Assets or the business or assets of any of the Companies or of Buyer or any of their Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the BTI Purchased Assets or business or assets of any of the Companies or of Buyer or any of their Affiliates, (ii) seeking to impose or confirm limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of the Equity of BD LLC or ADV LLC acquired or owned by Seller or any of its Affiliates on all matters properly presented to the members thereof, (iii) seeking to require divestiture by Buyer or any of its Affiliates of any Equity of BD LLC or ADV LLC or (iv) in any manner challenging or seeking to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

            (c)        There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the BTI Purchased Assets or the Equity of BD LLC or ADV LLC, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act or any other Antitrust Law to the purchase of the BTI Purchased Assets or the Equity of BD LLC or ADV LLC, that, in the reasonable judgment of Buyer is reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses 10.02(b)(i) through 10.02(b)(iii) above.

            (d)        Buyer shall have received opinions dated the Closing Date of Sullivan & Cromwell, counsel to Seller, Jean Margo Reid, General Counsel, and such other appropriate counsel, in form and substance reasonably satisfactory to Buyer, with respect to the matters specified in Sections  3.01, 3.02, 3.03, 3.04, 3.05, 3.13, 3.23(a) and (d), 3.24(a), 3.28(b) and 3.29(b).

            (e)        Buyer shall have received an Assignment Determination, a Limited Liability Determination and a Tax Determination pursuant to the Buyer Limited Partnership Agreement with respect to this Agreement, the Financing Agreement and the transactions contemplated hereby and thereby.

            (f)         Buyer shall have received all documents it may reasonably request relating to the existence of Seller and the Companies and the authority of Seller, BTI, SCB Partners, BD LLC and ADV LLC for this Agreement, all in form and substance reasonably satisfactory to Buyer.

            (g)        Each of Seller, BD LLC, BTI, and SCB Partners shall have delivered to Buyer a certification to the effect that Seller, BD LLC, BTI, or SCB Partners, respectively, is not a “foreign person” as defined in Section 1445 of the Code, substantially in the form set forth in Treas. Reg. Sec.1.1445–2(b)(2) and signed by a responsible officer as defined in Treas. Reg. Sec. 1.1445–2(b)(2).

            (h)        Buyer shall be reasonably satisfied that the Closing Revenue Run Rate is at least equal to the product of Base Revenue Run Rate times 0.75.

            (i)         The Fund Approvals shall have been obtained.

            SECTION 10.03.  Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

            (a)          (i)  Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true only as of such specified date), and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true only as of such specified date) and (iii) Seller shall have received a certificate signed by the Senior Vice President and Chief Financial Officer of Buyer to the foregoing effect.

            (b)        Seller shall have received opinions dated the Closing Date of Davis Polk & Wardwell, counsel to Buyer, David R. Brewer, Jr., General Counsel, and such other appropriate counsel, in form and substance reasonably satisfactory to Seller, with respect to the matters specified in Sections 4.01, 4.02, 4.03, 4.04 and 4.06.

            (c)        Sullivan & Cromwell, Seller’s outside counsel, shall not have advised Seller that Sullivan & Cromwell is unable to reissue, as of the Closing Date, such firm’s tax opinion to Seller dated as of June 20, 2000 (a copy of which has been provided to Buyer) due solely to (i) (A) a change in the Code, (B) the promulgation of any regulation (excluding any proposed regulation) under the Code which is in effect as of the Closing Date or (C) any decision of the federal court of appeals or Supreme Court, in each case that is subsequent to June 20, 2000 and applicable to the transactions contemplated hereby, or (ii) Buyer having, without the consent of Seller, transferred or assigned, in whole or from time to time in part, to one of more of its Subsidiaries, the right to purchase all or a portion of the Equity or the BTI Purchased Assets pursuant to Section 13.04 (other than assignments or cause to be directed transfers, in each case to ACM LLC or Alliance Delaware, as contemplated by this Agreement and the other Transaction Agreements) and, in the case of either clause (i) or (ii), such events having a material adverse effect on the federal income tax consequences to Seller and its shareholders, in the aggregate.

            (d)          Buyer shall have adopted the Deferred Compensation Plan.

            (e)          Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer and Alliance Holding for this Agreement, all in form and substance reasonably satisfactory to Seller.

            (f)         each party (other than Seller or the Companies or any Affiliate of the Seller or the Companies) to a Seller Transaction Agreement shall have executed and delivered such document.

ARTICLE 11

Survival; Indemnification

            SECTION 11.01.  Survival.  The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until December 31, 2001; provided that (i) the covenants and agreements (other than covenants and agreements, if any, contained in Articles 3 and 4) shall survive indefinitely and (ii) representations and warranties contained in Sections 3.21 and 4.18 and the covenants, agreements, representations and warranties contained in Articles 8 and 9 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later.  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity (stating in reasonable detail the basis for such right) shall have been given to the party against whom such indemnity may be sought prior to such time.

            SECTION 11.02.  Indemnification.  (a) If a Closing occurs, Seller will indemnify Buyer and its Affiliates and each of the Companies against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Buyer, any Affiliate of Buyer or any of the Companies arising out of (A) any misrepresentation or breach of warranty of Seller (other than pursuant to Article 8), any failure of any representation or warranty to be true at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true only as of such specified date) and a breach of Section 5.09, in each case determined without regard to any materiality or Material Adverse Effect qualification contained in any representation or warranty (other than, in the case of Seller, Sections 3.09(a) and 3.14, and in the case of Buyer, Sections 4.09 or 4.13) (each such misrepresentation and breach of warranty, or such failure of any representation or warranty to be true, a “Warranty Breach”), (B) any breach of covenant or agreement (other than covenants and agreements, if any, contained in Articles 3 and 4) made or to be performed by Seller pursuant to this Agreement (other than pursuant to Article 8), (C) any liability or obligation of Seller (including, without limitation, all liabilities or obligations of Seller and the Companies under (x) the Principals’ Profit-Sharing Pool and (y) wages, bonuses, incentive compensation or other compensation pursuant to Section 9.01 through the Closing Date), (D) any Excluded BTI Asset or Excluded BTI Liability and (E) any shortfall between (x) performance fees accrued on the Closing Balance Sheet and (y) performance fees actually received by Buyer post-Closing (where such performance fees actually received by Buyer are in respect of the performance fees accrued on the Closing Balance Sheet);  provided that with respect to indemnification by Seller for any Warranty Breach of Seller pursuant to this Section, (i) Seller shall not be liable unless the aggregate amount of Damages with respect to such Seller Warranty Breaches exceeds $25 million and then only to the extent of such excess and (ii) Seller's maximum liability shall not exceed $500 million.

            (b)        If a Closing occurs, Buyer will indemnify Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of (A) any Warranty Breach of Buyer, (B) any breach of  covenant or agreement (other than covenants and agreements, if any, contained in Articles 3 and 4) made or to be performed by Buyer or Alliance Holding pursuant to this Agreement (other than pursuant to Article 8), (C) any BTI Assumed Liabilities and (D) any Seller liabilities in respect of Seller’s guaranty of the U.K. lease;  provided that with respect to indemnification by Buyer for any Warranty Breach pursuant to this Section, (i) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Buyer Warranty Breaches exceeds $25 million and then only to the extent of such excess and (ii) Buyer's maximum liability shall not exceed $500 million.

            SECTION 11.03.  Procedures Relating to Indemnification.  (a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification from another party (the “Indemnifying Party”) pursuant to Section 8.06, 8.07 or this Article 11 in respect of, arising out of or involving a claim or demand made by any person other than a party hereto against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim promptly, and in any event within 20 Business Days, after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party promptly copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to make such delivery shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.

            (b)        If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to fully indemnify the Indemnified Party therefor Party therefor, to assume and control the defense thereof with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ at its own expense counsel not reasonably objected to by the Indemnifying Party separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense, subject to the remaining terms of this Section 11.03(b).  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof after receiving notice thereof.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate and shall cause their Affiliates to cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or otherwise with respect to such Third Party Claim.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; provided that if the Indemnifying Party acknowledges its obligation to fully indemnify the Indemnified Party therefor, the Indemnified Party shall not settle or compromise such Third Party Claim in whole or in part for monetary payment without the Indemnifying Party’s prior written consent to that part of the settlement or compromise which involves monetary payment (which consent shall not be unreasonably withheld or delayed).  If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

            (c)        In the event any Indemnified Party should have any indemnification claim against any Indemnifying Party under the Agreements that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been actually and materially prejudiced by such failure.

            SECTION 11.04.  Calculation of Damages.  The amount of any Damages payable under Section 11.02(a) by Seller shall be net of any amounts actually recovered by Buyer under any insurance or indemnity policy maintained prior to the Closing Date that covers Seller or any of the Companies.

            SECTION 11.05.  Commercially Reasonable Efforts.  Each party shall use its commercially reasonable efforts to mitigate any and all Damages suffered, incurred or sustained by such party arising out of, attributable to or resulting from any Warranty Breach or covenant or agreement of the other party hereto, upon such party’s discovery of such inaccuracy or breach by the other party.

            SECTION 11.06.  No Punitive Damages.  Notwithstanding any other provision in the Agreement, Damages shall not include, and no party shall be entitled to be indemnified for, any punitive damages.

            SECTION 11.07.  Exclusive Remedy.  Buyer and Seller acknowledge and agree that, should the Closing occur, their respective sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article 11.  In furtherance of the foregoing, Buyer and Seller each hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action each may have against the other arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article 11).

ARTICLE 12

Termination

            SECTION 12.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

            (a)        by mutual written agreement of Seller and Buyer;

            (b)        by either Seller or Buyer if:

            (i)        the Closing shall not have been consummated on or before the Termination Date; provided that in the event that either Buyer or Seller shall reasonably determine that the Closing cannot be consummated on or before the Termination Date due solely to the fact that Buyer or Seller will not have received by such date any required consents, authorizations or approvals from any (A) domestic or Canadian governmental agency or (B) foreign governmental agency (other than any Canadian governmental agency), then,

            (1)        in the case of a determination pursuant to clause (A), if Buyer or Seller, as the case may be, reasonably believes that such required consents, authorizations or approvals can be obtained by March 1, 2001, then Buyer or Seller, as the case may be, may, upon notice to the other party prior to the termination of this Agreement, extend the Termination Date to no later than March 1, 2001; and

            (2)        in the case of a determination pursuant to clause (B), Buyer and Seller shall negotiate in good faith separate closings for the acquisition by Buyer of (x) Seller’s United States and Canadian operations and (y) all other operations of Seller and if Buyer and Seller are unable to reach agreement on such separate closings, prior to the Termination Date then either Buyer or Seller may, upon notice to the other party prior to any termination of this Agreement, extend the Termination Date to March 31, 2001;

            (ii)        if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

            (iii)       the limited partners of Buyer or the limited partners and unitholders of Alliance Holding fail to approve this Agreement and the transactions contemplated hereby at a Unitholder Meeting of Buyer and/or Alliance Holding, as applicable, if such approval is required;

            (c)        by Buyer if Seller, any of the Companies or any parties to a Voting Agreement shall have breached any of its obligations under Sections 5.03 or 5.04 of this Agreement or Sections 1.01 or 4.02 of such Voting Agreement or if the shareholders of Seller fail to approve this Agreement and the transactions contemplated hereby at the Company Stockholder Meeting; or

            (d)        by Seller (i) as provided in Section 5.04(c) or (ii) if the Unitholder Meeting of Alliance Holding is not convened within the 45-day period referred to in Section 6.04.

            The party desiring to terminate this Agreement pursuant to this Section 12.01 (other than pursuant to Section 12.01(a)) shall give notice of such termination to the other party.

             SECTION 12.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach; provided that where Buyer has received the Termination Fee, no further remedy will be available to any party for breach of any representation, warranty, covenant or agreement by any other party or any stockholder of Seller.  The provisions of this Section 12.02, Article 13 and the Confidentiality Agreements shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13

Miscellaneous

             SECTION 13.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

            if to Buyer, Alliance Holding or ACM LLC or, following Closing, to BD LLC or ADV LLC to:

                        Alliance Capital Management L.P.
                        1345 Avenue of the Americas
                        New York, New York 10105
                        Attention:  David R. Brewer
                        Fax: (212) 969-1334

                        with a copy to:

                        Davis Polk & Wardwell
                        450 Lexington Avenue
                        New York, New York  10017
                        Attention: Phillip R. Mills
                        Fax:  (212) 450–4800

             if to Seller or, prior to Closing, BD LLC or ADV LLC, to:

                        Sanford C. Bernstein Inc.
                        767 Fifth Avenue
                        New York, New York  10153
                        Attention: Lewis A. Sanders
                                    Jean Margo Reid
                        Fax: (212) 756-4164

             if to BTI, to:

                        SCB Technologies Inc.
                        c/o Sanford C. Bernstein Inc.
                        767 Fifth Avenue
                        New York, New York  10153
                        Attention: Lewis A. Sanders
                                    Jean Margo Reid
                        Fax: (212) 756-4164

             if to SCB Partners, to:

                        SCB Partners Inc.
                        767 Fifth Avenue
                        New York, New York 10153
                        Attention: Lewis A. Sanders
                                    Jean Margo Reid
                        Fax: (212) 756-4164

            with a copy, in all cases, to:

                        Sullivan & Cromwell
                        125 Broad Street
                        New York, New York 10004
                        Attention:  Donald C. Walkovik
                                    James C. Morphy
                        Fax: (212) 558-1600

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

            SECTION 13.02.  Amendments and Waivers.  (a)  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            SECTION 13.03.  Expenses.  (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            (b)        Seller shall pay to Buyer a fee of $125 million (the “Termination Fee”), by wire transfer of immediately available funds (not later than the date of termination of the Agreement) if:

                        (i)         Buyer shall terminate this Agreement pursuant to Section 12.01(c); or

                        (ii)        Seller shall terminate this agreement pursuant to Section 5.04(c) or 12.01(d)(i).

            (c)        In the event any of the events referred to in Section 13.03(b)(i) or (ii)  occur, Seller shall also reimburse Buyer and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after submission of reasonable documentation thereof for all fees and expenses (including reasonable fees and expenses of their counsel and other advisors) up to and including $15 million actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby.

            (d)        Seller acknowledges that the agreements contained in this Section 13.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement.  Accordingly, if Seller fails promptly to pay any amount due to Buyer pursuant to this Section 13.03, it shall also pay any costs and expenses incurred by Buyer in connection with a legal action to enforce this Agreement.

            SECTION 13.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign, in whole or from time to time in part to one or more of its Subsidiaries, the right to purchase all or a portion of the Equity or the BTI Purchased Assets so long as neither Seller nor any of its shareholders will be subject to a material adverse effect on the federal income tax consequences of the transactions contemplated hereby as a result of such transfer or assignment (which shall be conclusively presumed if Seller does not object within 20 Business Days after notice from Buyer), but no such transfer or assignment will relieve Buyer of its obligations hereunder.

            SECTION 13.05.  Limited Liabilities for Alliance Holding.  Seller acknowledges that Alliance Holding is a party to this Agreement solely due to the obligations set forth in Section 6.04 to this Agreement that it has agreed to incur.  Seller acknowledges that Alliance Holding has no other liabilities whatsoever in connection with this Agreement and the transactions contemplated hereby.

            SECTION 13.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York.

            SECTION 13.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 13.08.  Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            SECTION 13.09.  Entire Agreement.  This Agreement, the Deferred Compensation Plan, the Confidentiality Agreements, the Voting Agreements and the other agreements referred to in the recitals to this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect hereto and thereto.

            SECTION 13.10.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLIANCE CAPITAL MANAGEMENT L.P.
By: ALLIANCE CAPITAL MANAGEMENT CORPORATION, its General Partner
By: /s/ Bruce W. Calvert
Name: Bruce W. Calvert
Title: Vice Chairman and Chief Executive Officer

ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.
By: ALLIANCE CAPITAL MANAGEMENT CORPORATION, its General Partner
By: /s/ Bruce W. Calvert
Name: Bruce W. Calvert
Title: Vice Chairman and Chief Executive Officer

ALLIANCE CAPITAL MANAGEMENT LLC

By: ALLIANCE CAPITAL MANAGEMENT L.P., its sole member
By: ALLIANCE CAPITAL MANAGEMENT CORPORATION, its General Partner
By: /s/ Bruce W. Calvert
Name: Bruce W. Calvert
Title: Vice Chairman and Chief Executive Officer

SANFORD C. BERNSTEIN INC.

By: /s/ Gerald M. Lieberman
Name: Gerald M. Lieberman
Title: Senior Vice President, Finance & Administration

BERNSTEIN TECHNOLOGIES INC.

By: /s/ Leonard H. Hersh
Name: Leonard H. Hersh
Title: Secretary & Treasurer
SCB PARTNERS INC

By: /s/ Gerald M. Lieberman
Name: Gerald M. Lieberman

Title: Treasurer
SANFORD C. BERNSTEIN & CO., LLC

By: /s/ Jean Margo Reid
Name: Jean Margo Reid
Title: Secretary
SCB LLC

By: /s/ Jean Margo Reid
Name: Jean Margo Reid
Title: Secretary